Exhibit No. 10.2.a.

Contract Between

Kansas City Power & Light Company

and

ALSTOM Power Inc.

for

Engineering, Procurement, and Construction Services

for

Air Quality Control Systems and Selective Catalytic Reduction Systems

at

Iatan Generating Station Units 1 and 2

and the

Pulverized Coal-Fired Boiler

at

Iatan Generating Station Unit 2

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	DESCRIPTION OF CONTRACT	8

2.1	Engagement of Contractor	9
2.2	Conflicting Provisions	9
2.3	Section and Exhibit References	9
2.4	Interpretation	9

ARTICLE 3	SCOPE OF WORK	10

3.1	General	10
3.2	Procurement	10
3.3	Commencement of Work	10
3.4	Management and Conduct of the Work	10
3.5	Skill and Judgment	11
3.6	Manufacturer’s Directions	11
3.7	Written Progress Reports	11
3.8	Progress Meetings	12
3.9	Monitoring of Schedule	12
3.10	Quality Control	12
3.11	Safety, Loss Control and Emergencies	12
3.12	Protection of the Work and Adjacent Property	13
3.13	Storage and Related Matters	13
3.14	Royalties and License Fees	13
3.15	Project Procedures Manual	13
3.16	Contractor Permits	13
3.17	Operations Personnel Training	13

ARTICLE 4	CONTRACTOR PERSONNEL	14

4.1	Adequate and Competent Labor Force	14
4.2	Wages and Benefits	14
4.3	Labor Relations	14
4.4	Drug and Alcohol Testing	14
4.5	Federal Contracting Requirements	14

ARTICLE 5	LICENSING AND CODES	14

5.1	Licensed Engineers	14
5.2	Contractor License	15
5.3	Law, Codes, and Standards	15

i

(continued)

ARTICLE 6	OWNER REVIEW	15

6.1	Owner’s Right to Review and Inspect; Correction of Defects	15
6.2	Failure to Provide Notice of Inspection	15
6.3	Review Not Approval	15

ARTICLE 7	RESPONSIBILITIES OF OWNER	16

7.1	Fuel and Utilities	16
7.2	Review of Submittals	16
7.3	Designation of Owner’s Representative	16
7.4	Operating Personnel	16
7.5	Contractor Permits	16
7.6	Compliance with Contract and Laws	16
7.7	Asbestos, Lead-Based Paint, and any other Hazardous Substances	16
7.8	Surveys and Reports	16
7.9	Owner Permits	16
7.10	Performance Test Criteria	17

ARTICLE 8	PROJECT SCHEDULE AND PROJECT CONTROLS	17

8.1	Time For Performance of the Work	17
8.2	Level 1 Milestone Schedule	17
8.3	Level 3 Detailed CPM Schedule	17
8.4	Baseline Schedule	17
8.5	Work Breakdown Structure (WBS) and Earned-Value Reporting	19
8.6	Project Execution Plan	20
8.7	Material Laydown Plan	20
8.8	Crane Plan	20
8.9	Start-Up Schedule	20
8.10	Commissioning Schedule	21

ARTICLE 9	SITE	21

9.1	Site Availability	21
9.2	Conditions Affecting Work and Differing Site Conditions	21
9.3	Use of Owner’s Tools and Equipment at Site	21
9.4	Owner Control Over Work Scope	22
9.5	Owner Control Over Access	22
9.6	Signs	22
9.7	Disposal of Excavated Material; Archeological or Historical Finds	22
9.8	Security.	22
9.9	Site Coordination Between Owner and Contractor	23
9.10	Construction Plant and Temporary Facilities.	24
9.11	Construction Utilities	25
9.12	Construction Area.	26
9.13	Cleanliness	26
9.14	Fire Protection	27

(continued)

ARTICLE 10	THE PARTIES’ REPRESENTATIVES	28

10.1	Owner’s Representative	28
10.2	Contractor’s Representative	28
10.3	Representative’s Access	28
10.4	Compliance with Owner’s Representative’s Directives	28

ARTICLE 11	SUBCONTRACTORS AND EQUIPMENT SUPPLIERS	29

11.1	Award of Subcontracts for Portions of the Work	29
11.2	List of Subcontractors	29
11.3	Contracts with Subcontractors	29
11.4	Payments to Subcontractors	29
11.5	Owner/Subcontractor Communication	30
11.6	Approved Equipment Suppliers	30

ARTICLE 12	COMPENSATION, LETTERS OF CREDIT, AND INVOICING	30

12.1	Total Compensation	30
12.2	Bonus.	30
12.3	Monthly Applications for Payments	30
12.4	Certification by Contractor	31
12.5	Lien Waivers	31
12.6	Payment of Undisputed Amounts	31
12.7	Payment of Disputed Amounts	32
12.8	Retainage	32
12.9	Not Used	32
12.10	Payments Withheld	32
12.11	Final Payment	32
12.12	Contractor’s Five Percent LOC	33

ARTICLE 13	CHANGE ORDERS	33

13.1	Owner Initiated Change Orders	33
13.2	Contractor Change Requests	34
13.3	Change Order For Delays	34
13.4	Change Order for Contractor Delay or Error	34
13.5	Minor Changes in the Work	35
13.6	Duty to Continue the Work	34
13.7	Effect of Changes in the Law	35

(continued)

ARTICLE 14	CONTRACTOR’S GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS	35

14.1	Representations and Warranties of Contractor	35
14.2	Covenants of Contractor	36
14.3	Opinion of Counsel from Contractor	36
14.4	Additional Warranties and Representations of Contractor	36
14.5	Additional Documentation	36
14.6	Changes in Circumstances	36
ARTICLE 15	WARRANTY OF THE WORK AND REMEDIES	36

15.1	General Warranty of Work	36
15.2	Engineering and Design	37
15.3	Nonconforming Work	37
15.4	Standard Warranty Work	37
15.5	Operating Emergency Warranty Work	37
15.6	Unit 1 Warranty Callback Period	37
15.7	Unit 2 Warranty Callback Period	38
15.8	Catalyst Warranty	38
15.9	Baglife Warranty	38
15.10	Subcontractor Warranties	38
15.11	Root Cause Repairs	39
15.12	Cure Rights of Owner for Breach of Warranty	39
15.13	Warranty and Passage of Title	39
15.14	Extent of Warranty	39
15.15	Exclusive Warranties	39
15.16	Failure of Owner to Operate and Maintain Work	39

ARTICLE 16	DISPUTE RESOLUTION	40

16.1	Step Negotiations	40
16.2	Mediation	40
16.3	Arbitration	40
16.4	Continued Prosecution of the Work	40

ARTICLE 17	TAXES	40

17.1	Payment by Contractor	40
17.2	Tax Exemption	41
17.3	Indemnification	41
17.4	Assurances	41

ARTICLE 18	INDEMNIFICATION	41

18.1	Contractor Indemnity	41
18.2	Workers Compensation Waiver	41
18.3	Not Used	41
18.4	Patent Indemnity	41

(continued)

ARTICLE 19	INSURANCE	42

ARTICLE 20	EVENTS OF DEFAULT AND TERMINATION	42

20.1	Termination Without Cause	42
20.2	Contractor Events of Default	43
20.3	Remedies for Contractor Default	43
20.4	Owner Termination for Cause	44
20.5	Additional Consequences of Termination	44
20.6	Limitation of Liability	44
20.7	Consequential Damages	44
20.8	Applicability	45
20.9	Books, Records and Right To Audit	45
20.10	Owner Default	45

ARTICLE 21	TESTING AND FINAL COMPLETION	45

21.1	Scheduling of Performance Testing	45
21.2	Achievement of Performance Guarantees	45
21.3	Failure of Performance Tests	45
21.4	Retainage for Punchlist Items	45

ARTICLE 22	LIQUIDATED DAMAGES	46

22.1	Performance Guarantees	46
22.2	Liquidated Damages for Failure to Meet Performance Guarantees	46
22.3	Liquidated Damages for Delay and Failure to Meet Schedule	46
22.4	Liquidated Damages Exclusive Remedy	46
22.5	No Liquidated Damages for Owner Delay	46
22.6	Liquidated Damages Reasonable	46

ARTICLE 23	RISK OF LOSS	46

ARTICLE 24	FORCE MAJEURE	47

24.1	Definition	47
24.2	Excused Performance	47
24.3	Settlement of Strikes	47
24.4	Burden of Proof	47
24.5	Termination for Force Majeure Delay	47
24.6	Force Majeure as a Change	47

ARTICLE 25	FEDERAL CONTRACTING REQUIREMENTS	48

v

(continued)

ARTICLE 26	MILLENNIUM COMPLIANCE	48

26.1	Millennium Compliant Software	48
26.2	Testing	48
26.3	Subcontractor Warranties	48
26.4	Non-Compliant Software	48
26.5	Owner Liability	48
26.6	Contractor Obligations	48

ARTICLE 27	UNDERGROUND INSTALLATIONS	49

27.1	Contractor Responsibility	49
27.2	Maintaining Records of Underground Facilities	49

ARTICLE 28	SAFETY AND FIRST AID	49

28.1	Responsibility and Liability	49
28.2	Safety Standards	49
ARTICLE 29	MISCELLANEOUS PROVISIONS	49

29.1	Entire Contract; Amendment	49
29.2	Independent Contractor	49
29.3	Title to Plans and Specifications	49
29.4	Binding Effect; Successors and Assignees	50
29.5	Auditing Rights for Non-Fixed-Price Work	50
29.6	Notices	51
29.7	Not for Benefit of Third Parties	51
29.8	Governing Law and Venue	51
29.9	Headings; Usage of Certain Words	51
29.10	Rules of Construction	51
29.11	No Waiver	51
29.12	Severability	51
29.13	Hazardous Substances	52
29.14	Environmental Compliance and Indemnification	52
29.15	Asbestos & Lead Paint	52

ARTICLE 30	PERFORMANCE LETTER OF CREDIT	53

30.1	Performance Letter of Credit	53

LIST OF EXHIBITS

EXHIBIT A	TECHNICAL SPECIFICATIONS
EXHIBIT B	MILESTONE DATES
EXHIBIT C	IATAN UNIT 1 EXISTING PERMIT LIMITS
EXHIBIT D	CONTRACT PRICE
EXHIBIT E	COMPLETION DATES
EXHIBIT F	KEY PERSONNEL
EXHIBIT G	FORM OF MONTHLY PROGRESS REPORTS
EXHIBIT H	NOT USED
EXHIBIT I	NOT USED
EXHIBIT J	NOT USED
EXHIBIT K	OWNER’S DRUG AND ALCOHOL SCREENING POLICY AND PROCEDURE
EXHIBIT L	REQUIRED SUBMITTALS
EXHIBIT M	FEDERAL SUBCONTRACTING REPORTS/REQUIREMENTS
EXHIBIT N	PREFERRED SUBCONTRACTORS AND EQUIPMENT SUPPLIERS
EXHIBIT O	PAYMENT DOCUMENTATION
EXHIBIT P	FIVE PERCENT LETTER OF CREDIT
EXHIBIT Q	MISSOURI TAX EXEMPTION CERTIFICATE
EXHIBIT R	INSURANCE REQUIREMENTS
EXHIBIT S	PERFORMANCE GUARANTEES AND LIQUIDATED DAMAGES
EXHIBIT T	NOT USED
EXHIBIT U	PERFORMANCE LETTER OF CREDIT
EXHIBIT V	RATE SCHEDULE
EXHIBIT W	PAYMENT SCHEDULE

ENGINEERING, PROCUREMENT, AND CONSTRUCTION CONTRACT

     This Engineering, Procurement, and Construction Contract is made and entered into as of this 10th day of August, 2006 (“Effective Date”) by and between Kansas City Power & Light Company, a Missouri corporation, and ALSTOM Power Inc., a Delaware corporation, for the design, engineering, procurement, construction, assembly, start-up, and testing of the AQC Systems for Units 1 and 2, the SCR Systems for Units 1 and 2, the Boiler for Unit 2, and all of their collective appurtenances at the Iatan Electric Generating Station.

RECITALS

     WHEREAS, Owner owns and operates the Iatan 1 Electric Generating Station (“Unit 1”), a 670 mW pulverized coal-fired power generation facility located near Iatan, Missouri.

     WHEREAS, Owner desires to install a new pulverized coal-fired power generation facility and appurtenant structures (“Unit 2”) next to Unit 1 that is nominally rated at 850 mW;

     WHEREAS, Owner desires to install pollution control equipment on Unit 1 and Unit 2, including, without limitation, adding limestone based, wet scrubber flue gas desulfurization systems, mercury control systems, limestone and gypsum processing systems, and baghouses and appurtenant materials, as more particularly described in the Technical Specifications for the AQC Systems;

     WHEREAS, Owner desires to install an SCR System on Unit 1 and Unit 2, including, without limitation, the Catalyst, the material handling systems, ammonia injection grid, ductwork, and appurtenant materials, as more particularly described in the Technical Specifications for the SCR Systems;

     WHEREAS Owner desires to install a pulverized coal-fired boiler and appurtenant materials on Unit 2, as more particularly described in the Technical Specifications;

     WHEREAS, Contractor is experienced in the design, engineering, procurement, construction, assembly, start-up, and testing of pollution control equipment projects and systems utilized in connection with coal-fired power generation facilities similar to the Plant; and

     WHEREAS, Owner desires to engage and Contractor agrees to be so engaged to design, engineer, procure, construct, assemble, start-up, and test the AQC and SCR Systems for Unit 1 and Unit 2 and the Boiler for Unit 2.

     Now, therefore, for and in consideration of the foregoing premises and of the mutual covenants hereinafter contained, the Parties hereto have agreed as follows:

ARTICLE 1

DEFINITIONS

     Unless the context otherwise requires, the following definitions shall apply to this Contract. The singular shall include the plural and the masculine shall include the feminine, as the context requires. The terms “includes” or “including” shall mean “including, but not limited to.” Any term not defined in this Article 1 and used in an administrative or technical Division or Section, Exhibit or Change Order shall have the meaning ascribed therein.

     1.1  Application for Payment means the invoices submitted by Contractor pursuant to Article 12 for payments due for Work performed under the Contract Documents.

     1.2  AQC Material Handling System means but is not limited to the limestone and gypsum conveyance systems and appurtenances to be added to the Unit 1 and Unit 2, respectively, and comprising a portion of the Work, as specified in the Technical Specifications.

     1.3  AQC System means the FGD System, Baghouse, Mercury Control System, AQC Material Handling System, ductwork and appurtenant Materials for Unit 1 and Unit 2, respectively, as specified in the Technical Specifications.

     1.4  Asbestos means any material that contains more than 1% asbestos and is friable or is releasing asbestos fibers into the air above current action levels established by the United States Occupational Safety and Health Administration.

     1.5  Bag Failure means damage to the fabric filter bags specified in the Technical Specifications, such as a breach, tear or opening in a bag, or blinding or pluggage of the fabric such that the dust removal system in the Baghouse does not function to remove the dust as specified.

     1.6  Baghouse means the fabric filter particulate removal Materials and appurtenances specified in the Technical Specification.

     1.7  Baglife Failure means that any one or more of the following conditions has occurred during the Guaranteed Baglife Period: (1) when a cumulative value of one percent (1%) per year or 3% during the Guaranteed Baglife Period (the “Attrition Allowance”) of the original total number of fabric filter bags have suffered Bag Failure; (2) subject to the limitation set forth in Section 15.14, when pressure drop of the fabric filter system exceeds the guaranteed system operating pressure limit by greater than 10% to indicate unacceptable system performance on more than one occasion in 90 consecutive operating days; (3) when Bag Failure has occurred to 5% of the bags in any one compartment; or (4) when filterable particulate emissions, including opacity, exceeds permitted emissions on more than one occasion in 90 consecutive operating days.

     1.8  Boiler means the pulverized coal-fired boiler for Unit 2 including all equipment and appurtenances required for pulverized coal combustion, as specified in the Technical Specifications.

     1.9  Business Day means any Day except Saturday, Sunday, or a weekday that is observed by Owner as a holiday.

     1.10  Catalyst means the surface specified in the Technical Specifications used to promote the selective, low temperature reaction of NOx and ammonia (NH3), converting them to nitrogen and water vapor.

     1.11  Catalyst Life Failure means the Catalyst fails to achieve the guaranteed NOx emission or ammonia slip levels when operating within the range of design fuels and operating conditions (collectively, “Design Conditions”) at any time prior to the end of the Guaranteed Catalyst Period. Owner may experience minor spikes or excursions outside the required Design Conditions. The range of the acceptable excursions from the Catalyst Design Conditions are as follows:

Inlet Flue Gas Temperature to the SCR (Temperature range from 545°F to 740°F for Unit 2 and from 590°F to 740°F for Unit 1): Excursion for inlet flue gas temperature: (a) Maximum operating temperature from the range listed above + 50°F (time period for excursion not to exceed 24 cumulative hours); or (b) Minimum allowable operating temperature. Operation of the SCR system 25°F below the minimum allowable temperature will not void the Catalyst Life Warranty as long as SCR operation greater than 50°F above the minimum allowable temperature occurs for at least an equivalent number of hours.  SCR operation is defined as the injection of ammonia into the system.

Flue Gas Velocity. Excursion for flue gas velocity not to exceed +5% above Boiler Maximum Continuous Rating (“BMCR”) conditions (time period not to exceed 24 cumulative hours).

Fuel Constituents and Ash Constituents. Excursion for fuel constituents and ash constituents not to exceed 10% beyond the worst range of properties specifically sulfur content, inlet ash loading, sodium, calcium, phosphorus and arsenic (time period for excursion not to exceed 240 cumulative hours).

     1.12  Change Order means a written order issued to Contractor pursuant to Article 13.

     1.13  Construction Aids means the materials, supplies, construction tools, cranes and other construction equipment, field office equipment, field office supplies, scaffolding, form lumber, temporary buildings and facilities, and all other items provided by Contractor as part of, or necessary for, completion of the Work, but which are not intended to become a permanent part of the Site.

     1.14  Continuous Emission Monitoring System means the total equipment necessary for the determination of a gas or particulate matter concentration or emission rate using pollutant analyzer measurements and a conversion equation, graph, or computer program to produce results in units of the applicable emission limitation or standard.

     1.15  Contract means this Engineering, Procurement and Construction Contract between Owner and Contractor for the engineering, procurement, and construction services for the AQC and SCR Systems for Units 1 and 2 and the Boiler for Unit 2.

     1.16  Contract Documents means: (a) this Contract including all Exhibits hereto; (b) the Purchase Order; (c) the Technical Specifications; (d) any applicable Contractor Specifications; (e) any applicable Drawings; (f) the Change Orders; and (g) any other documents identified in this Contract and/or the Purchase Order as incorporated into the Contract Documents.

     1.17  Contract Implementation Documents means the detailed, procurement documents, engineering reports, Shop Drawings, and Submittals, including drawings and other documents which are prepared by Contractor or its Subcontractors, which are accepted in writing by Owner or Owner’s Representatives, and which detail how Contractor or its Subcontractors will perform the Work.

     1.18  Contract Price shall have the meaning set forth in Subarticle 12.1 and Exhibit D.

     1.19  Contract Time means the number of Days or the dates stated in the Contract to complete the Work on or before all of the Milestone Dates identified in Exhibit B, including but not limited to: (i) achieving Mechanical Completion, Provisional Acceptance, Substantial Completion, and Final Completion of Units 1 and 2, respectively; and (ii) completing the Work so that it is ready for Final Payment as delineated in Article 12.

     1.20  Contractor means ALSTOM Power Inc. with whom Owner has entered into this Contract for the performance of the Work covered thereby.

     1.21  Contractor Change Request shall have the meaning set forth in Subarticle 13.2.

     1.22  Contractor Specifications means the specifications prepared by Contractor for the performance of all aspects of the Work developed by Contractor and reviewed and accepted, in writing, by Owner. Such Contractor Specifications as they are reviewed and accepted in writing by Owner shall become part of the Contract Documents.

     1.23  Contractor’s Delay Costs shall have the meaning set forth in Subarticle 13.3.1.

     1.24  Contractor’s Representative shall have the meaning set forth in Subarticle 10.2.

     1.25  Day means a calendar day commencing at 12:00 a.m.

     1.26  Defective or Defect means, with respect to the Work performed hereunder or any portion thereof, Work not conforming to the Contract Documents, including without limitation, the standards and the requirements of Subarticles 15.1 and 15.2.

     1.27  Detailed CPM Schedule means the detailed critical path method schedule required to be submitted by Contractor pursuant to Subarticle 8.3.

     1.28  Effective Date means the date Owner and Contractor made and entered into this Contract.

     1.29  Engineer shall mean the consulting engineer retained by Owner, that shall be designated as an Other Owner-Authorized Party. As of the date of this Contract, Owner’s Engineer is identified as Burns & McDonnell Engineering Company, Inc. (“Burns & McDonnell”), but is subject to change at the option of the Owner during the course of the Project. If Burns & McDonnell ceases to be the Engineer at any time during the course of the Project and Owner does not retain a new consulting engineer, then the term “Engineer” shall mean Owner.

     1.30  Environmental Laws means any and all Permits and all applicable codes, laws, rules, and regulations relating to actual or potential effect on human health, safety, or the environment; the disposal of materials; the discharge or release of chemicals, gases, or other substances or materials into the environment; or the presence of such materials, chemicals, gases, or other substances. Owner shall be responsible for obtaining and complying with any environmental Permits. Contractor shall be responsible for complying with any Performance Guarantees contained herein.

     1.31  Event of Default shall have the meaning set forth in Subarticle 20.2.

     1.32  FGD System means the limestone based, wet scrubber component of an AQC System, complete with the AQC Material Handling Systems and all other components, accessories and appurtenances, necessary for a complete and operable system, to be added to and placed in successful continuous operation at Unit 1 and 2 of the Plant and comprising a portion of the Project and the Work, as more particularly described in the Technical Specifications.

     1.33  Final Completion means the full performance by Contractor of all of Contractor’s obligations under the Contract Documents and all revisions and amendments thereof, and shall require successful achievement of Mechanical Completion, Provisional Acceptance, Substantial Completion (including passing of all Performance Tests), the delivery of all required Lien waivers by Contractor to Owner, Owner’s delivery to Contractor of a written Certificate of Final Completion, a resolution of all Punchlist items, and Owner’s draw down of liquidated damages (if any) from the Five Percent LOC, Performance LOC, or Retainage, as the case may be.

     1.34  Final Completion Date means the date Contractor achieves all of the requirements to complete all of the Work as set forth in Exhibit E.

     1.35  Five Percent LOC means “Five Percent Letter of Credit” and shall have the meaning set forth in Section 12.12.

     1.36  Force Majeure shall have the meaning set forth in Subarticle 24.1.

     1.37  Force Majeure Delay Date means the date of commencement of a Force Majeure event specified in the Notice provided by the Party claiming the existence of a Force Majeure event pursuant to Subarticle 24.2.

     1.38  Governmental Agency means any department, commission, board, regulatory authority, bureau, legislative body, agency, political subdivision, or instrumentality, and their successors, of any federal, state, local, or municipal government.

     1.39  Guaranteed Catalyst Period shall have the meaning set forth in Subarticle 15.8.1.

     1.40  Guaranteed Unit 1 Mechanical Completion Date means the date set forth in Exhibit B, as such date may be changed from time to time in accordance with Article 13 of this Contract.

     1.41  Guaranteed Unit 1 Provisional Acceptance Date means the date set forth in Exhibit B,, as such date may be changed from time to time in accordance with Article 13 of this Contract.

     1.42  Guaranteed Unit 1 Substantial Completion Date means the date set forth in Exhibit B, as such date may be changed from time to time in accordance with Article 13 of this Contract.

     1.43  Guaranteed Unit 2 Mechanical Completion Date means the date set forth in Exhibit B, as such date may be changed from time to time in accordance with Article 13 of this Contract.

     1.44  Guaranteed Unit 2 Provisional Acceptance Date means the date set forth in Exhibit B, as such date may be changed from time to time in accordance with Article 13 of this Contract.

     1.45  Guaranteed Unit 2 Substantial Completion Date A means the date set forth in Exhibit B, as such date may be changed from time to time in accordance with Article 13 of this Contract.

     1.46  Guaranteed Unit 2 Substantial Completion Date B means the date set forth in Exhibit B, as such date may be changed from time to time in accordance with Article 13 of this Contract.

     1.47  Hazardous Substances means any and all “hazardous substances,” “hazardous waste,” “waste,” or “pollutant or contaminant” as any of such terms may be defined in any Environmental Law, or the regulations promulgated thereunder, or case law interpreting the same, or any other pollutant or substance that is regulated under any Environmental Law or that may be the subject of liability for costs of response or remediation under any Environmental Law.

     1.48  Interim Notice to Proceed means the Notice issued on April 27, 2006 by Owner to Contractor authorizing the Work to proceed, including any amendments thereto.

     1.49  Laws means (1) all applicable federal, state, and local laws, treaties, ordinances, codes rules and regulations, judgments, decrees, injunctions, writs and orders of any court, arbitrator or Governmental agency or authority, (2) all applicable and generally recognized building and safety standards governing performance of the Work, and (3) all applicable Environmental Laws and applicable Permits.

     1.50  Liens means any mortgage, lien, pledge, claim, charge, lease, easement, servitude, right of others, security interest or encumbrance of any kind, including any lien arising pursuant to any statutory or equitable right permitting Contractor, or its Subcontractors and/or laborers to place a Lien against any Unit, the Plant, the Site or the Project, as the case may be, for the value of labor bestowed in connection therewith and/or materials furnished thereto.

     1.51  Limited Notice to Proceed means the Notice issued on February 28, 2006 by Owner to Contractor authorizing limited Work release for selected engineering, procurement, and fabrication.

     1.52  Losses means claims, damages, losses, liabilities, demands, costs, and expenses, including but not limited to reasonable attorneys’ fees.

     1.53  Materials means the materials, supplies, apparatus, equipment, machinery, and other goods to be provided by Contractor or any Subcontractor, as part of, or necessary for completion of, the Work and that becomes a permanent part of the Plant.

     1.54  Mercury Control Systems means the systems installed, as part of the AQC Systems and as specified in the Technical Specification, to reduce the mercury emissions of Unit 1 and Unit 2.

     1.55  mW means megawatt.

     1.56  Notice shall have the meaning set forth in Subarticle 29.6.

     1.57  Notice to Proceed means the written Notice by Owner to Contractor releasing Contractor to perform the entire scope of Work under this Contract.

     1.58  Operating Emergency means any equipment or Materials failure at the Plant which causes, or imminently will cause, a reduction in the output of the affected Unit.

     1.59  Other Owner-Authorized Party means any Person so designated by Owner pursuant to Subarticle 10.1 and Engineer.

     1.60  Owner means Kansas City Power & Light Company, with whom Contractor has entered into this Contract and for whom the Work is to be provided.

     1.61  Owner Indemnitees shall have the meaning set forth in Subarticle 18.1.

     1.62  Owner’s Representative means the individual(s) appointed by Owner pursuant to Subarticle 10.1 and any successors.

     1.63  Performance Guarantees means Contractor’s performance guarantees set forth in Exhibit S while Unit 1 and Unit 2, respectively, are operated by the Owner in accordance with the design conditions stated in the Contract Documents, including the Technical Specifications.

     1.64  Performance Tests means the operation of the AQC Systems, SCR Systems, and Unit 2 Boiler in accordance with the requirements contained in Exhibit S for the purpose of determining the AQC and SCR Systems’ and the Boiler’s level of achievement with respect to the Performance Guarantees.

     1.65  Permits means all permits, licenses, approved plans, contracts, filings, authorizations, approvals, easements or rights-of-way required by or entered into with any Governmental Agency in connection with the proper conduct and performance of the Work, including all building permits, contractor’s licenses, zoning and land use permits, environmental permits, conditional use permits, and all necessary licenses, authorizations, approvals, and permits obtained from any Governmental Agency.

     1.66  Person means an individual, partnership, corporation, company, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity.

     1.67  Plant means Owner’s Iatan Unit 1 and Unit 2.

     1.68  Prime Interest Rate means the effective “prime rate” of interest for large U.S. money center commercial banks published under “Money Rates” by The Wall Street Journal.

     1.69  Progress Reports means the engineering, procurement, progress, and construction progress reports required by the Contract Documents.

     1.70  Project means, collectively, (a) the Work, responsibilities, obligations and warranties of Contractor as provided in the Contract Documents, including the securing of all Contractor Permits; (b) the responsibilities and obligations of Owner as provided in this Contract, including the securing of all Owner Permits; and (c) any and all other elements of designing, engineering, procuring, constructing, erecting, start-up and testing, successful continuous operating and maintaining the AQC Systems, SCR Systems, the Boiler, and their respective appurtenances as set forth in the Contract Documents.

     1.71  Project Critical Path means the longest calculated path of activities in the Project Schedule as defined under Article 8.

     1.72  Project Schedule means the Baseline Schedule, as defined in Section 8.4, for Contractor’s timely completion of the Work as prepared by Contractor pursuant to Article 8 which shall include all of the Milestone Dates identified in Exhibit B.

     1.73  Provisional Acceptance Test means a test as measured by Owner’s monitoring equipment, including Owner’s Continuous Emission Monitoring System, to determine the applicable Unit’s ability to meet the Provisional Acceptance requirements stated in Exhibit E.

     1.74  Prudent Industry Practice means for boiler and pollution control projects and systems utilized in connection with coal-fired power generation facilities similar to the Plant, with respect to each of engineering, procurement, design, construction, operation, testing, and maintenance of the Work, the practices, methods, and acts engaged in or approved by a significant portion of the electric generation industry of the United States (including utilities and independent power producers) that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with the Laws, the Contract Documents, reliability, safety, environmental protection, economy, and expedition. Prudent Industry Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is a spectrum of possible practices, methods or acts employed by contractors, including those involving the use of new concepts or technology, and having due regard for current editions of applicable design, safety and maintenance codes and standards, manufacturers’ warranties and applicable Laws.

     1.75  Punchlist means administrative items or other items of the Work identified by Owner (with the consultation of the Engineer) in writing on or prior to the date of Substantial Completion of Unit 1 and Unit 2, respectively, which have not been completed but which do not affect the safe start-up and testing or successful continuous operation of any component of the Work and which are to be corrected, fixed or repaired by Contractor at its own expense as a condition to achieving Final Completion.

     1.76  Purchase Order means a document issued by Owner to Contractor, which defines among other things the scope, price, and duration of the Work and the Contract Documents for the Project. Any pre-printed terms and conditions contained on the Purchase Order are superseded by this Contract and are null and void.

     1.77  Samples means physical examples of Materials, or workmanship that are representative of some portion of the Work and which establish the standards by which such portion of the Work will be judged.

     1.78  SCR Material Handling Systems means but is not limited to the ammonia storage tank and appurtenances to be added to the Plant and comprising a portion of the Work, as specified in the Technical Specifications.

     1.79  SCR System means the selective catalytic reduction system specified in the Technical Specifications, including the Catalyst, SCR Material Handling Systems, ammonia injection grid, ductwork, and appurtenant Materials for Units 1 and 2.

     1.80  Shop Drawings means all drawings, diagrams, illustrations, schedules, and other data or information which are specifically prepared or assembled by or for Contractor and submitted by Contractor to illustrate some portion of the Work.

     1.81  Site means the real property on which the Work will be performed.

     1.82  Standard Warranty Work shall have the meaning set forth in Subarticle 15.4.

     1.83  Subcontractor means any individual or entity, including agents, suppliers, vendors, materialmen, mechanics, carriers, warehousemen, artisans, and subconsultants, that has a contract with Contractor for the performance of any part of the Work, including those individuals or entities of whatever tier having a subcontract for performance of any part of the Work with the Subcontractors specified herein.

     1.84  Submittal means Shop Drawings, product data, Samples, or other documents that are prepared by Contractor or a Subcontractor and submitted by Contractor as a basis to evaluate the use of its Materials and construction requirements for incorporation in or installation of the Work or needed to describe proper installation, operation and maintenance, or technical properties.

     1.85  Technical Specifications means the conformed specifications prepared by Owner or Owner’s Engineer and Contractor and incorporated herein as Exhibit A including the attachments attached thereto that are reviewed and verified by Contractor and are part of the Contract Documents and establish the corresponding initial requirements of the Contract.

     1.86  Underground Facilities means all pipelines, conduits, ducts, cables, wires, manholes, vaults, tanks, tunnels, or other such facilities or attachments, and any encasements containing such facilities which have been installed underground to furnish any of the following services or materials: electricity; gases; steam; liquid petroleum products; telephone or other communications; cable television; sewage and drainage removal; traffic or other control systems; or water.

     1.87  Unit means either one of Unit 1 or Unit 2 at Iatan Electric Generating Station.

     1.88  Unit 1 Auxiliary Power Guarantee means the amount of power guaranteed in Exhibit S.

     1.89  Unit 1 Final Completion means that each of the conditions to Unit 1 Final Completion set forth in Exhibit E have been achieved in full.

     1.90  Unit 1 Guaranteed Performance Tests means the tests set forth in the Technical Specifications to be conducted by Owner to determine Unit 1’s compliance with the Performance Guarantees stated in Exhibit S and the Technical Specifications.

     1.91  Unit 1 Mechanical Completion means that each of the conditions to Unit 1 Mechanical Completion set forth in Exhibit E have been achieved in full.

     1.92  Unit 1 Mechanical Completion Certificate means a certificate issued by Owner to Contractor confirming that Unit 1 Mechanical Completion has occurred.

     1.93  Unit 1 Performance Guarantees means Contractor’s guaranteed performance for the Work for Unit 1 as described in detail in Exhibit S.

     1.94  Unit 1 Provisional Acceptance means that each of the conditions to Unit 1 Provisional Acceptance set forth in Exhibit E have been achieved in full.

     1.95  Unit 1 Substantial Completion means that each of the conditions to Unit 1 Substantial Completion set forth in Exhibit E have been achieved in full.

     1.96  Unit 2 Auxiliary Power Guarantee means the amount of power guaranteed in Exhibit S.

     1.97  Unit 2 Guaranteed Performance Tests means the tests set forth in the Technical Specifications to be conducted by Owner to determine Unit 2’s compliance with the Performance Guarantees stated in Exhibit S.

     1.98  Unit 2 Mechanical Completion means that each of the conditions to Unit 2 Mechanical Completion set forth in Exhibit E have been achieved in full.

     1.99  Unit 2 Final Completion means that each of the conditions to Unit 2 Final Completion set forth in Exhibit E have been achieved in full.

     1.100  Unit 2 Mechanical Completion Certificate means a certificate issued by Owner to Contractor confirming that Unit 2 Mechanical Completion has occurred.

     1.101  Unit 2 Performance Guarantees means Contractor’s guaranteed performance for the Work for Unit 2 as described in Exhibit S.

     1.102  Unit 2 Provisional Acceptance means that each of the conditions to Unit 2 Provisional Acceptance set forth in Exhibit E have been achieved in full.

     1.103  Unit 2 Substantial Completion means that each of the conditions to Unit 2 Substantial Completion set forth in Exhibit E have been achieved in full.

    1.104  Work means all of the services, labor, and Materials needed for the design, engineering, procurement, manufacturing, fabrication, distribution, construction, supervision, training, pre-commissioning, commissioning, start-up, and testing, training and other related services required to be provided by Contractor to fully complete the Project pursuant to the terms of the Contract Documents.

     1.105  Work Breakdown Structure shall have the meaning set forth in Subarticle 8.5.1.

ARTICLE 2

DESCRIPTION OF CONTRACT

     2.1    Engagement of Contractor. Owner hereby engages Contractor to perform all of the Work in accordance with the requirements of the Contract Documents for the Contract Price, and Contractor hereby accepts such engagement. Contractor acknowledges that Owner is relying upon the expertise of Contractor to furnish the completed Project in accordance with the requirements of the Contract Documents.

     Specifically as to the Unit 1 SCR, Owner and Contractor acknowledge and agree that the Contract, the Contract Documents, the Contract Price, the Contract Time and the Project Schedule are based upon the Owner’s original Unit 1 SCR Specification dated March 2, 2006, including Addenda 1 and 2, as modified by Contractor's exceptions thereto, all of which are attached hereto as Exhibit A4-1 (the “Base SCR Specification”). Owner and Contractor further acknowledge and agree that Owner's revised Unit 1 SCR specification (the “Revised SCR Specification”) will be developed and when completed shall be attached hereto as Exhibit A4-2 and will replace and supersede Exhibit A4-1, the Base SCR Specification and will form a part of the contract as to the Unit 1 SCR. Owner and Contractor will negotiate in good faith to conform the Revised SCR Specification, and any affected Contract Documents, on or before September 12, 2006. If no agreement can be reached, then the Base Specification, the Contract Price and the Project Schedule shall remain in effect subject to the provisions of Article 13.

     Additionally, as to the Unit 2 Elevators, Owner and Contractor acknowledge and agree that the Contract, the Contract Documents, the Contract Price, the Contract Time and the Project Schedule are based upon two Vendors’ quotations for the passenger and freight elevators  dated June 22, 2006, from Otis Elevator Company, and July 21, 2006, from Alimak Hek, Inc., both of which are attached hereto as Exhibit A2S-1 (the “Base Elevator Quotations”), but are not part of the Contract Documents for the Project. Owner and Contractor further acknowledge and agree that Owner’s specification for the elevators  (the “Elevator Specification”) will be developed based upon these quotations and the scope exceptions set forth therein, as well as Contractor’s comments on scope as set forth in an email dated July 25, 2006 from Mike Sivas to Steve Jones, Brent Davis and Jeffrey Fleenor, and when completed shall be attached hereto as Exhibit A2S-2.  Owner and Contractor will negotiate in good faith to develop the Elevator Specification on or before September 12, 2006. Once agreed upon, the terms of Exhibit A2S-2 and the agreed pricing, scope of Work and schedule, subject to the conditions stated herein and the result of the negotiations, will be reflected in a Change Order amending the Contract Documents, including any necessary Contract Price and scope of Work adjustments, on or before September 12, 2006.  If the Parties are unable to agree on the price, and scope of Work for the elevators and the exceptions, then the value of the elevators reflected in Exhibit D to the Contract and the scope of Work to provide the elevators shall be deducted by Change Order from the Contract Price.

     2.2   Conflicting Provisions. In the event of any conflict between or among the Contract Documents and the Contract Implementation Documents, the following order of interpretation shall prevail: (a) the terms of a duly authorized and executed Change Order; (b) the Contract; (c) the terms of Exhibits B through W; (d) the terms of Exhibit A; (e) Contractor Specifications, if any; (f) the Contract Implementation Documents; and (g) the Purchase Order. Notwithstanding the foregoing, the several documents forming the Contract Documents shall be taken as mutually explanatory of one another; however, subject to dispute resolution provisions of Article 16, Owner shall decide priority where there exists ambiguities, discrepancies, conflicts, or inconsistencies between or among respective Contract Documents of equal precedence to each other. Notwithstanding the above, Contractor acknowledges that it has provided data to Owner which have been attached to Exhibit A as “Contractor exhibits” (exhibits A2A, A2C, A2D, and A2P). The Parties agree that to the extent such Contractor exhibits do not accurately reflect the Work necessary to fulfill Contractor's obligation to design, manufacture, procure, and construct the complete systems reflected in such Contract Documents, Contractor cannot request a Change Order.

     2.3    Section and Exhibit References. Any reference in this Contract to a “Section,” “Subsection,” “Article,” “Subarticle,” or “Exhibit,” is a reference to an article, subarticle, section, subsection, or exhibit to this Contract unless otherwise specified.

     2.4    Interpretation. As used in this Contract, any agreement, document or drawing defined or referred to herein shall include each amendment, modification and supplement thereto and waiver thereof as may become effective from time to time, except where otherwise indicated. Any term defined by reference to any other agreement or document shall have such meaning whether or not such agreement or document remains in effect. The terms “hereof,” “herein,” “hereunder” and comparable terms refer to the entire agreement with respect to which such terms are used and not to any particular article, section or other subdivision thereof. A reference to any specific Laws includes any amendment or modification to such Laws (provided that such amendment or modification enacted after the Effective Date may constitute a basis for a Change pursuant to Article 13). Owner and Contractor may be referred to individually as “Party” or collectively as “Parties.” A reference to any Person or Party includes its permitted successors and assigns. A reference to a company, corporation, partnership or other entity shall include its successors and permitted assigns. If any provision of this Contract contemplates that the Parties shall negotiate or agree to any matter after the date that this Contract is signed, such provision shall be construed to include an obligation of the Parties to negotiate or reach an agreement in good faith within the spirit and intent of mutual cooperation and the content of this Contract and any failure of the Parties to negotiate or agree shall be a dispute within the meaning of Article 16.

ARTICLE 3

SCOPE OF WORK

In addition to the specific requirements relating to the Work contained in the Contract Documents, Contractor shall have the following obligations with respect to the Work:

     3.1   General. All parts of the Work indicated or reasonably inferred from the terms of this Contract and not expressly mentioned herein, and all of the usual and/or necessary Work to complete projects that are the same or similar to the Project, shall be furnished and executed as if it were expressly required by this Contract. Without limiting the generality of the foregoing, scope content details omitted from this Contract shall, as a minimum, be defined by the details and meet the performance requirements of the Technical Specifications. While Owner is conducting the Performance Tests, Contractor must comply with the requirements of the Contract Documents, including Exhibit S.

     3.2   Procurement. Contractor shall, and shall cause its Subcontractors to, procure and pay for, in Contractor’s name as an independent contractor and not as an agent for Owner, the following items: all Contractor and Subcontractor labor, Materials, tools, equipment, all Contractor Permits, insurance, security, supplies, manufacturing and related services (whether on-site or off-site) for construction of the AQC and SCR Systems for Units 1 and 2 and the Boiler for Unit 2 and incorporation into the Plant which are required for completion of the Work in accordance with this Contract and are not explicitly specified to be furnished by Owner. All such items must comply with the Technical Specifications. Contractor shall also provide management and supervision necessary to satisfactorily engineer, design, fabricate, deliver, receive, off-load, store, construct, inspect, start-up, and test the AQC and SCR Systems for Units 1 and 2, and the Boiler for Unit 2 all in accordance with the provisions of the Contract Documents.

     3.3   Commencement of Work. Contractor shall commence the Work as soon as practicable after receipt of the Notice to Proceed. Contractor shall not be authorized to commence any Work, nor shall any Work be deemed to have been commenced under this Contract, prior to the date specified in the Notice to Proceed; provided that, pursuant to such terms and conditions as Owner and Contractor may agree upon, Contractor shall proceed with so much of the Work as may be specified in the Limited Notice to Proceed, the Interim Notice to Proceed, and any amendments thereto, from the date specified therein. Contractor warrants that it has reviewed the Technical Specifications and agrees that they are sufficient to perform all of the Work. Contractor further agrees that, after the Effective Date, it will not make any claims for additional costs or extensions of the Milestone Dates based on the content of the Technical Specifications being insufficient to complete the Work.

     3.4   Management and Conduct of the Work. Contractor shall manage and conduct the Work in accordance with the terms of the Contract Documents. Without limiting the generality of the foregoing, Contractor agrees that:

   3.4.1  Selection and Approval of Contractor’s Representative and Site Construction Manager. Contractor shall, promptly following the Effective Date, select and give Owner written Notice of the identity of the proposed Contractor’s Representative and Contractor employee who will manage all of the Work at the Site (the “Site Construction Manager”), which persons shall be subject to the prior consent of Owner, which consent shall not be unreasonably withheld. Contractor’s Representative shall be authorized to act on behalf of Contractor and shall be the individual with whom Owner or Owner’s Representative may consult at all reasonable times, and whose instructions, requests, and decisions will be binding upon Contractor as to all matters pertaining to this Contract and the performance of the Parties hereunder (provided neither any amendment or modification of this Contract nor any other change shall be effected except by a Change Order). Contractor’s Representative shall also have the responsibility to ensure that the Work being performed is in accordance with all provisions of the Contract Documents. At all times, the Work to be performed by Contractor at the Plant Site shall be conducted and managed under the auspices of a competent Site Construction Manager experienced in engineering, procurement and construction of air quality control and selective catalytic reduction systems, pulverized coal-fired boilers, and incorporating each with their component parts into power plants. The Site Construction Manager shall be designated by Contractor no later than thirty (30) Days prior to the date of Contractor’s scheduled mobilization on the Plant Site and shall be listed as one of Contractor’s Key Personnel on the attached Exhibit F. The Site Construction Manager’s duties shall include, among other things, coordination of Work between all entities performing Work on the Plant Site on behalf of Contractor, including Contractor’s Subcontractors. Contractor shall not change the Site Construction Manager or Contractor’s Representative, or other key members of Contractor’s staff assigned to perform the Work without the prior consent of Owner, which consent shall not be unreasonably withheld.

   3.4.2  Key Personnel. Concurrently with the appointment of Contractor’s Representative, Contractor shall provide Owner with a list of all Key Personnel and their respective resumes which Contractor intends to use in the performance of the Work. A preliminary list of Key Personnel of Contractor is set forth in Exhibit F. Contractor shall not replace any such personnel at any time without the prior written consent of Owner, which consent shall not be unreasonably withheld or delayed. Contractor shall exert its best efforts to promptly replace any Key Personnel to which Owner reasonably objects in writing. Contractor shall at all times enforce good order among its employees and those of Subcontractors and shall not employ or permit any Subcontractor to employ in connection with its performance under this Contract any unfit person or anyone not skilled in the work assigned to such person. Contractor shall use reasonable efforts in the employment of labor (whether directly or indirectly employed) so as to cause no conflict or interference with or between the various trades, or delay in performance of Contractor’s obligations. Whenever required by Laws, Contractor agrees to employ only licensed personnel to perform engineering, design, architectural or other services in the performance of the Work. Contractor shall have and exercise full responsibility for compliance hereunder by Contractor’s employees and Subcontractors generally, and in particular, with respect to Contractor’s portion of the Work; shall itself comply with all Laws, and require and be directly responsible for compliance therewith on the part of Contractor’s employees and Subcontractors; and shall directly receive, respond to, defend and be responsible for all citations, assessments, fines or penalties which may be incurred by reason of Contractor’s failure or failure on the part of Contractor’s employees or Subcontractors to so comply.

     3.5   Skill and Judgment. Contractor shall perform the Work in accordance with the Contract Documents and Prudent Industry Practice.

     3.6   Manufacturer’s Directions. Unless the Contract Documents otherwise require, Contractor shall comply with the manufacturer’s instructions and printed directions for any Materials or related systems supplied by such manufacturer.

     3.7   Written Progress Reports. Contractor shall submit to Owner Progress Reports and participate in regularly scheduled meetings in accordance with the provisions of Article 8 and shall participate in such other meetings as Owner reasonably may request.

   3.7.1  Monthly Progress Reports. Contractor shall deliver to Owner no less frequently than monthly, by the tenth (10th) Day of each month, a written report, in a format similar to Exhibit G, of the progress of the Work during the preceding month (each a “Monthly Progress Report”) and on all matters deemed significant by Owner.

   3.7.2  Reports on Events of Force Majeure and Emergencies. In addition to all other reports required under this Contract, should any Force Majeure event, significant problem, emergency, strike, injury, work stoppage or legal problem be anticipated, or any Force Majeure or other unanticipated event occur which might adversely affect Contractor’s ability to perform its obligations hereunder, Contractor shall immediately prepare a written report detailing all available information and steps being taken to correct such Force Majeure or significant problem, emergency, or other event or problem and deliver such significant event report to Owner as soon as practicable. Owner may at any time request a significant event report on any event which Owner reasonably regards as being significant.

   3.7.3  Damage Reports. If, prior to each of their respective dates of Substantial Completion, the AQC Systems, SCR Systems, Boiler or any component or portion thereof is materially damaged, Contractor shall provide Owner, as soon as practicable after the occurrence of such damage, a damage report detailing such occurrence, any required repairs and the estimated duration of such repairs.

   3.7.4  Additional Reports. Contractor shall also provide written Notice to Owner in accordance with Subarticle 29.6 of any significant changes or developments in the Work. Contractor shall make available, and upon Owner’s request shall furnish, to Owner such documents necessary for Owner to review the Work. Contractor shall, upon Owner’s request, provide to Owner or Engineer technical information regarding the design of the AQC Systems, the SCR Systems, or the Unit 2 Boiler; provided that, Contractor shall not be obligated to provide proprietary technical data regarding equipment manufactured by or for Contractor and not provided by Contractor to other Persons so long as the non-proprietary data provided by Contractor shall be of such type and detail as is customarily provided by vendors and provides Owner a reasonable basis for technical review of the design of the AQC Systems, the SCR Systems, and the Unit 2 Boiler and the ability to adequately perform maintenance and secure bids for such maintenance. Except for Owner’s responsibilities set forth in Article 7 of this Contract, Contractor shall be solely responsible for all construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under this Contract.

     3.8   Progress Meetings. During performance of the Work, periodic progress meetings shall be held at the Plant Site, in Contractor’s office, Owner’s office, or at such other place mutually agreeable to the Parties. Such meetings shall be at least weekly or as otherwise agreed. All matters bearing on the progress and performance of the Work and the Project Schedule since the preceding progress meeting shall be discussed and resolved, including any previously unresolved matters, deficiencies in the Work or the methods being employed for the Work, and problems, difficulties, or delays which may be encountered. Contractor shall be represented by Contractor’s Representative and Owner shall be represented by the Owner’s Representative. Owner will provide minutes of all progress meetings to Contractor. Contractor, with the reasonable agreement of Owner, shall retain the right to amend the minutes. In addition, Contractor’s Representative and employees appropriate for the stage of the Work must attend daily Site coordination meetings held at the Plant Site.

     3.9   Monitoring of Schedule. Contractor shall provide regular monitoring of the Project Schedule as the Work progresses, review the Project Schedule for the Work not started or incomplete, and take necessary action to meet the Project Schedule.

     3.10   Quality Control. Contractor shall establish, implement and maintain in accordance with the requirements of the Technical Specifications, a quality control program to meet applicable Laws for the Work and to meet the requirements of the Contract Documents and require Subcontractors to establish, implement and maintain appropriate quality control programs with respect to their portion of the Work. Notwithstanding any such quality control programs established by Subcontractors, Contractor shall be responsible for assuring that the Work and the performance thereof is in compliance with the requirements of the Contract Documents and applicable Laws, Permits, and Prudent Industry Practice.

     3.11   Safety, Loss Control and Emergencies.

   3.11.1  Safety and Loss Control Program. Contractor shall implement a safety and loss control program that meets the minimum requirements of Owner and comply with the program during the Work. The inspection, utilization or acceptance of all or any portion of the Work by Owner shall not absolve Contractor of its duty of furnishing a safe workplace for all personnel engaged in the Work. Contractor shall not expose Owner’s employees or Owner’s other contractors or their employees to (a) any chemical substance or Hazardous Substances used or brought to the surface by Contractor or (b) any unsafe or hazardous condition in connection with performance of the Work, unless Contractor has taken appropriate safety and protective measures to prevent injury to persons or property. Nothing herein shall relieve Contractor of its obligations and liability for the safe handling and utilization of such chemical substance or Hazardous Substances.

   3.11.2  Action to Prevent Injury, Loss, or Damage in Emergencies. Contractor shall take actions, in the event of any emergency endangering life or property, as may be reasonable and necessary to prevent, avoid, or mitigate injury, damage, or loss and, as soon as possible, report any such incidents and Contractor’s response thereto to Owner. If Contractor has not complied with the Laws or has not taken reasonable precautions for the safety of the public or protection of the Work and the structures, or property on or adjacent to the Site, and thereby creates or causes an emergency requiring immediate action, then Owner, with or without notice to Contractor, if the delay which would result from giving Contractor such notice would further endanger persons or property, may, but shall be under no obligation to, take any action that Owner shall deem necessary, including causing requisite work to be performed and materials and equipment to be furnished, to mitigate or remedy the emergency; provided, however, that Owner’s action or inaction shall not limit Contractor’s liability or relieve Contractor of its obligations under the Contract Documents; and further provided, that Owner shall take action reasonably required under the circumstances until Contractor can be notified and respond. The actions, performance of emergency work, or provision of materials and equipment by Owner or its agents or employees shall be for the account of Contractor. Contractor shall reimburse Owner for any reasonable expenses incurred by taking such actions, performing any Work or emergency work, or furnishing any materials and equipment. Except to the extent of Owner’s or its contractor’s (other than Contractor or its Subcontractors) negligence, Owner shall not be liable to Contractor for any damages or costs incurred by reason of Owner’s exercise of its rights pursuant this Subarticle.

      3.12   Protection of the Work and Adjacent Property.

   3.12.1  Adequate Protection of the Work. Contractor shall provide and maintain adequate protection of all portions of the Work and the property of Contractor from physical loss and damage, including vandalism, theft, malicious mischief and damage by weather. Contractor shall provide and maintain adequate protection of the property of Owner and others connected with the Work (when affected or utilized during performance of the Work) from physical loss and damage, but not including vandalism, theft or malicious mischief by other than Contractor and those under its control.

   3.12.2  Protection by Subcontractors. Contractor shall conduct its operations and shall require all Subcontractors to conduct their operations so as to protect from damage to existing structures or the Work or work installed by Owner or Owner’s other contractors or subcontractors.

   3.12.3  Adequate Protection of Property. Contractor shall perform the Work in such a manner so as to avoid damage and to protect any and all property including parallel, converging, and intersecting electric lines and poles, telephone lines and poles, highways, waterways, railroads, sewer lines, natural gas pipelines, oil pipelines, steam pipelines, water pipelines, drainage ditches, culverts, and any and all property of third parties.

     3.13   Storage and Related Matters. Contractor shall warehouse or otherwise provide appropriate storage (in accordance with manufacturers’ recommendations) for all Materials and other supplies required for performance of the Work and provide for the procurement or disposal of all soil, gravel and similar materials required for performance of the Work. All Materials and other supplies which are stored at a location other than the Site shall be (a) stored in a warehouse or other appropriate location approved in advance in writing by Owner, (b) properly tagged and identified for the Work and segregated from other goods, and (c) properly insured.

     3.14   Royalties and License Fees. Contractor shall pay all required royalties and license fees and shall procure, as required, the appropriate proprietary rights, licenses, contracts and permissions for materials, methods, processes and systems incorporated into the Work. In performing the Work hereunder, Contractor shall not incorporate into the Work any materials, equipment, methods, processes or systems which may result in Losses against Owner or Contractor arising out of infringement of any patent rights, copyrights, or proprietary rights. Contractor shall satisfy all demands that may be made at any time for such royalties or fees, and Contractor shall be solely liable for any Losses related thereto.

     3.15   Project Procedures Manual. Within thirty (30) Days after the Effective Date, Contractor shall submit to Owner’s Representative for review and approval, such approval not to be unreasonably withheld, Contractor’s proposed Project Procedures Manual which shall, at a minimum, cover the topics described in Section 01100 of the Technical Specifications.

     3.16   Contractor Permits. Contractor shall obtain and pay for all Permits necessary for the performance of the Work which are required by Laws to be in Contractor’s name. Contractor shall provide Owner with engineering and design data, information and support with respect to the design and performance characteristics of the Project to the extent reasonably requested or required by Owner to assist Owner in obtaining all Owner Permits. Contractor shall comply with all Laws applicable to the prosecution of the Work. If Contractor becomes aware that any Contract Documents or Contract Implementation Documents are at variance with applicable Permits or Laws, Contractor shall promptly notify Owner. If such variance is due to a change in the applicable Permits or Laws enacted or adopted after the Effective Date, the provisions of Subarticle 13.7 shall apply.

     3.17   Operations Personnel Training. Contractor shall (a) train, in up to three groups, up to twenty-five (25) qualified individuals provided by Owner pursuant to Subarticle 7.4 of this Contract with the training in the operations of the AQC Systems, the SCR Systems, and the Unit 2 Boiler specified in the Technical Specifications, in accordance with a training program to be approved by Owner, (b) assist Owner with the start-up and testing activities, and (c) assist Owner with all Performance Tests. Contractor shall bear the cost of its employees assisting Owner with start-up and testing activities of operations personnel until Substantial Completion. The training program described in clause (a) of this Subarticle shall consist of two phases: (i) a classroom phase, to consist of at least two (2) consecutive weeks of instruction in the design, capabilities, component operation and procedures, and emergency and safety rules of each of the AQC Systems, the SCR Systems, and the Unit 2 Boiler; and (ii) a hands-on phase to train operators for the operation of each of the AQC Systems, the SCR Systems, and the Unit 2 Boiler. Contractor shall submit such training program in accordance with the outlines provided under the Technical Specifications to Owner for approval at least 180 Days prior to the Mechanical Completion Date.

ARTICLE 4

CONTRACTOR PERSONNEL

     4.1   Adequate and Competent Labor Force. At all times during the performance of the Work, Contractor shall keep, and cause to be kept, at the Site, a sufficient number of skilled workers, laborers and other personnel necessary to perform and complete each part and portion of the Work in accordance with the Project Schedule. Following consultation with Contractor, Owner has the right to disapprove and demand the removal of any craft or managerial personnel provided by Contractor or its Subcontractors, and Contractor shall then promptly cause such personnel to be removed.

     4.2   Wages and Benefits. Contractor shall be responsible for payment of all wages, at the applicable “Prevailing Wage” as that term is defined by the Missouri Division of Labor, fringe benefits, pension or retirement obligations, housing obligations, social security, unemployment, workers compensation and all other social taxes or charges for its employees, and Contractor shall ensure that its Subcontractors at the Site are so responsible for their employees.

     4.3   Labor Relations. In the performance of its Work, Contractor shall comply with, and shall require its Subcontractors of all tiers at the Site to comply with, the terms of the National Maintenance Agreements and/or their equal under similar National Maintenance Agreements.

   4.3.1  Jurisdictional Disputes. All jurisdictional disputes arising out of the performance of the Work shall be settled by application of the provisions of the National Maintenance Agreements.

   4.3.2  Copies of National Maintenance Agreements Furnished to Owner. Contractor and its Subcontractors at the Site shall furnish to Owner copies of the applicable National Maintenance Agreements along with written permissions for their use by the affected International Union(s). Contractor and its Subcontractors at the Site shall also furnish a copy of the site extension approval(s) granted by the International Union(s) prior to commencing the Work.

   4.3.3  Pre-Job Conferences. Contractor and its Subcontractors at the Site shall conduct pre-job conferences, and assign Work to the appropriate crafts according to the recognized and traditional jurisdiction.

     4.4   Drug and Alcohol Testing. All Contractor personnel, including administrative and supervisory employees, shall be subject to alcohol and substance abuse screening while at any Owner location. Random screenings scheduled and/or requested by Owner will be conducted on-site. Contractor will not be reimbursed for employee lost time on the Project for drug testing. Consideration will be given to keep Project disruption to a minimum. Initial random testing expenses incurred as a result of the enforcement of this policy scheduled and/or requested by an Owner policy administrator will be at no cost to Contractor. Alcohol and substance abuse screening is performed randomly at Owner’s Site(s). Owner’s screening policy and procedure is listed in Exhibit K. Revisions to this policy may be made without notice. Contractor and Contractor’s Subcontractors shall enforce and administer a drug testing program for their personnel that shall be no less stringent than Owner’s drug testing program.

      4.5   Federal Contracting Requirements. Contractor shall comply with all Federal Contracting Requirements as set forth in Exhibit M. The terms of Exhibit M shall apply to Contractor and all Subcontractors.

ARTICLE 5

LICENSING AND CODES

     5.1   Licensed Engineers. Contractor shall ensure that all engineering calculations, drawings, specifications, etc., including structural arrangement drawings, required by Laws to be prepared under the direct engineering of a design professional licensed by the State of Missouri shall be prepared under such supervisions and shall be sealed and/or stamped as required by Laws.

     5.2   Contractor License. Contractor shall maintain, and shall require all Subcontractors to maintain, applicable contractor’s licenses as required by applicable Laws.

     5.3   Law, Codes, and Standards. The Laws referenced in the Contract Documents establish minimum requirements for the Work. In instances where the Contract Documents do not specifically reference codes or standards, the normally applicable codes and standards for the relevant Work shall be followed by Contractor. Contractor shall not deviate from the applicable codes and standards referenced in the Contract Documents without the written consent of Owner’s Representative. Reference to known standards of any technical society, organization, or association, or to Laws or codes of local, state or federal authorities means the latest edition of such standard, law or code published and in effect on the Effective Date as well as those enacted or adopted but not yet in effect as of the Effective Date, if such standards will be applicable to the Work. In the event that applicable codes, laws or standards are modified after the Effective Date, Contractor shall advise Owner of such modification and the provisions of Article 13 shall apply to determine whether a Change Order is necessary due to the impact of such modification.

ARTICLE 6

OWNER REVIEW

     6.1   Owner’s Right to Review and Inspect; Correction of Defects. Contractor shall provide Owner, Owner’s Representative, Other Owner Authorized Parties, and/or their designees with: (a) reasonable opportunity to review and comment on all Shop Drawings, construction drawings, specifications and other Contract Implementation Documents prepared for, or that may impact, the Work and its operations as they are developed; (b) the opportunity to inspect, review and comment on the progress of the Work; and (c) the opportunity to observe, review and comment on all on-Site tests, including the Performance Tests, and off-Site tests of the Work, subject to Owner’s observance of safety measures reasonably deemed by Contractor to be necessary or appropriate. Contractor shall arrange for such inspection and observance of such tests at the Site or at the mills or shops of Contractor or, if appropriate, of any Subcontractor where any part of the Work is being fabricated or manufactured. In order to allow such inspection, Contractor shall give Owner or its designees reasonable Notice of any inspection on Site, test of any part of the Work. In order to allow such inspection off Site, Contractor shall give Owner or its designees reasonable Notice of any inspection, check-out, or test of any part of the Work which Contractor intends to attend, and Owner may in its sole discretion attend such inspection, check-out, or test. Where practical, Contractor shall obtain from its Subcontractors their test and inspection schedule for engineered products, and Contractor shall provide said schedule to Owner. Contractor shall correct Defects identified by Owner, Owner’s Representative, other Owner Authorized Parties, and/or their designees under this Article 6. Contractor agrees to consider in good faith any and all comments of Owner, Owner’s Representative, and Other Owner-Authorized Parties.

     6.2   Failure to Provide Notice of Inspection. If Contractor fails to provide Owner and its designees with reasonable notice of, or access to, any of the inspections described in this Article 6, and Owner reasonably believes that it is necessary to dismantle Work in order to conduct such an inspection, then Contractor shall bear the expense of dismantling and reassembling of such Work. If Owner requests that Contractor dismantle Work which Owner failed to inspect despite receipt of a properly delivered Notice from Contractor of the availability of such Work for an inspection under this Article 6, then, (i) if such Work is not in conformity with the Contract Documents, Contractor shall pay the expense of dismantling and reassembling such Work, and (ii) if such Work is in conformity with the Contract Documents, Owner shall pay the expense of dismantling and reassembling such Work.

     6.3   Review Not Approval. No inspection or review by any person designated in this Article 6 shall constitute an approval, endorsement or confirmation of any drawing, plan, manual, specification, Submittal, test, bidder, Work, program, method of procedure or other work done or an acknowledgment by any such person that a drawing, plan, specification, Submittal, test, bidder, Work, program, method of procedure, or that any of the foregoing or other work done satisfies the requirements of the Contract Documents, nor shall any such inspection or review relieve Contractor of any of its obligations to perform the Work so that the Work, when complete, satisfies all the requirements of the Contract Documents, or relieve Contractor from any liability or responsibility for injuries to persons or damage to property.

ARTICLE 7

RESPONSIBILITIES OF OWNER

Owner shall at Owner’s own expense and at such times as may be required by Contractor for the successful completion of the Work in accordance with the Project Schedule:

     7.1   Fuel and Utilities. Provide, at Owner’s expense, all coal and other consumables (except as provided in Article 9) and utilities to be used in the operation of the Plant, and remove, at its own expense, all process byproducts. Owner shall provide fuel, oil, gas, for Plant operation and start-up, and construction power and water in order to support the Project Schedule.

     7.2   Review of Submittals. Review of Submittals by Contractor within ten (10) Business Days from their initial submission and seven (7) Business Days on any resubmittal. If Contractor believes that a failure by Owner to timely reject any such Submittals caused an adverse effect on the Critical Path of the Project, then Contractor shall promptly notify Owner, and the provisions of Article 13 shall apply. In the event that Owner’s Engineer receives an extraordinary number of Submittals from Contractor in a particular week, and the volume of such Submittals will prevent the Owner’s Engineer from performing a review of all the Submittals within the contractually-required time period set forth above, then the Owner’s Engineer shall notify the Contractor and the Parties will agree upon a priority list for review of the Submittals in question, including an agreed schedule for those Submittals which may be returned after the ten Business Day time period and a list of those Submittals which must be returned with the ten Business Day period in order for the Contractor to maintain the Project Critical Path. So long as the Owner’s Engineer adheres to the agreed schedule, Contractor will not make a claim for Owner’s delay.

     7.3   Designation of Owner’s Representative. Designate an Owner’s Representative to act as a single point of contact for Contractor with respect to the performance of the Work and to provide interface and integration of all work which is being contracted by Owner to other contractors (if any) for ancillary facilities on the Plant Site or for the Project.

     7.4   Operating Personnel. Provide suitable and competent personnel to be trained by Contractor in accordance with the Technical Specifications by the date specified. Contractor shall deliver advance notice of the times Contractor wants to conduct such training no later than 120 Days prior to the date Contractor is to commence training. Training shall commence in time to train operators for the sequence of systems startup required for the AQC Systems, the SCR Systems, and the Unit 2 Boiler, which date shall be no less than 120 Days prior to the anticipated date of Mechanical Completion for Unit 1 and Unit 2, respectively. Such personnel provided by Owner are to be available to assist or work with Contractor to operate the AQC Systems, the SCR Systems, and the Unit 2 Boiler. Employees provided by Owner are to provide assistance in the operation of the Plant only and are not to perform any Work otherwise to be performed by Contractor.

     7.5   Contractor Permits. Assist Contractor upon Contractor’s reasonable request in obtaining Contractor Permits.

     7.6   Compliance with Contract and Laws. Perform all of its other obligations specifically set forth in other provisions of the Contract Documents and comply with all applicable Laws and Permits.

     7.7   Asbestos, Lead-Based Paint, and any other Hazardous Substances. Perform or cause to be performed any testing for Asbestos and lead-based paint; provided, however, that Contractor shall be responsible for notifying Owner of any possible Asbestos, lead-based paint, and any other Hazardous Substances identified during the course of the performance of the Work. Owner shall be solely responsible and liable for the removal and disposal of any Asbestos, lead-based paint or other hazardous or toxic materials not brought onto the Plant Site by Contractor. The Work shall be suspended, if required, under the provisions of Article 24 to allow for Owner’s removal and disposal of such materials.

     7.8   Surveys and Reports. Make available to Contractor, without warranty or guarantee, all surveys, geological and subsurface data and reports in Owner’s possession with respect to the Plant Site.

     7.9   Owner Permits. Obtain and pay for all easements, rights-of-way, and Permits required to be in Owner’s name, including, but not limited to, all zoning, building, environmental and operating Permits. Owner shall provide Contractor with copies of Owner Permits and/or applications for Owner Permits.

     7.10   Performance Test Criteria. Supply Owner’s detailed procedures for the Performance Tests to Contractor at least ninety (90) Days before Owner commences the Performance Tests. Contractor shall provide written comments thereto to Owner within thirty (30) days, whereupon Contractor and Owner shall work to agree to the final test procedures.

ARTICLE 8

PROJECT SCHEDULE AND PROJECT CONTROLS

     8.1   Time For Performance of the Work. Contractor shall carry out and complete the Work on or before the Milestone Dates inserted in the Project Schedule and listed in Exhibit B. Should the Work fall behind to such extent that the respective Milestone Dates may, as determined by Owner or Owner’s Representative in consultation with Contractor, be at risk, Contractor shall propose to Owner and Owner’s Representative, within five (5) Days of determining that any Milestone Date may be at risk, another course of action that will return the Project to a state of Schedule compliance to meet the remaining Milestone Dates contained in the Contract Documents. Such recovery Schedule may include re-planning task sequences, increasing personnel or other resources of Contractor or of any Subcontractor employed on the Work, increasing the number of shifts, overtime operations, the addition of Subcontractors or other steps to cause the recovery of the progress of the Work. Contractor shall not be entitled to any additional payment for taking any such steps. Should Owner or Owner’s Representative reasonably believe that Contractor’s proposed course of action is not sufficient to restore the Work to meet the Milestone Dates, Owner shall advise Contractor that Contractor has five (5) Days to correct the schedule problem and recover the time on the Project Critical Path or to make arrangements, acceptable to Owner and Owner’s Representative, to correct the schedule problem and recover the time on the Project Critical Path. If Contractor has not corrected the schedule problem or does not have a reasonably acceptable plan to correct the schedule problem within such time, Owner shall have the right, following consultation with Contractor as to the most appropriate method, to require Contractor to increase the number of its employees, or to increase or change the amount or kind of tools or equipment or to increase the time worked by the employees until the Work is back on schedule or a plan for regaining the schedule reasonably acceptable to Owner is proposed by Contractor or any combination thereof. Costs for such Work shall be paid by Contractor if such delay has been caused by the Contractor.

     8.2   Level 1 Milestone Schedule. A milestone schedule in a bar chart format is required to be submitted within fourteen (14) Days after the Effective Date (“Milestone Schedule”). The Milestone Schedule shall incorporate the Key Milestone Dates shown in Exhibit B and Level 1 engineering and procurement activities. The Milestone Schedule shall also address each building area, category of Work, phase sequence and/or Material installation scope of Work for the Project.

     8.3   Level 3 Detailed CPM Schedule. Contractor will prepare and submit a critical path method (“CPM”) schedule for the Work by June 30, 2006 for the Level 3 engineering and procurement Schedule and by September 12, 2006 for the Level 3 construction Schedule that is integrated with the Level 3 engineering and procurement Schedule (“Level 3 Detailed CPM Schedule”). The Level 3 Detailed CPM Schedule will include the Milestone Dates and shall be produced utilizing Primavera Project Planner P3e 5.0. software. Once submitted by Contractor, the Level 3 Detailed CPM Schedule will be subject to review by Owner. The schedule is to be mutually agreed upon by the Owner and Contractor and thereafter the Level 3 Detailed CPM Schedule will be frozen and will comprise the “Baseline Schedule” for monitoring the Project.

     8.4   Baseline Schedule. The Baseline Schedule shall include the following: (a) identified logical sequences; (b) mathematical analysis (calculation of early and late dates and float variances based on the logic sequences); (c) resource analysis for the Level 3 Construction Schedule (manpower loaded and balanced to the final estimate); and (d) originally planned and remaining durations. More specifically, the Baseline Schedule shall contain the following:

    8.4.1  Designated Work Activities. Work as represented by the Baseline Schedule shall be broken into easily identifiable Work activities including: all Contractor installation tasks; suppliers of Materials and their delivery schedule; engineering design status; procurement of Materials and its delivery status and method of delivery; installation and erection tasks; start-up and testing sequences and final commissioning activities. These activities shall be described in sufficient detail as to clearly communicate the scope of Work to be performed. Work activities must not exceed (3) weeks in length without agreement between Owner and Contractor on the method to be used for tracking progress of installation. Acceptable methods of tracking and accounting for progress may include, but are not limited to, tons of structural steel installed/remaining, tons of duct work installed/remaining, linear feet of pipe, conduit, cable installed/remaining, linear feet of weld complete vs. linear feet of weld remaining to be completed, number of pressure welds complete vs. number of pressure welds remaining to be completed, or any other commodity that signifies physical completion of the Work complete or left to be completed. The anticipated number of activities for the completion of the Project shall be defined and mutually agreed by Owner and Contractor. All Milestone Dates shall be included in the Level 3 Detailed CPM Schedule as an activity and shall be titled “Key Milestones.”

    8.4.2  Baseline Schedule Updates. The engineering and procurement activities in the Baseline Schedule will be updated monthly starting with the July 2006 reporting through September 2006. In mid-October 2006, the Owner and Contractor will meet to determine whether to increase the frequency of the engineering and procurement Baseline Schedule updates to bi-monthly in consideration of the Owner’s reasonable assessment of the Contractor’s reporting to date. The Construction activities in the Baseline Schedule will be updated weekly. All progress will be reported on the basis of physical percent complete of the activity to date. The amount of remaining duration on partially completed activities shall be based on the amount of time required to complete the remaining Work. Actual start and finish dates will be recorded on each of the Baseline Schedule activities as they are started and completed. The updated Schedule of construction activity will be electronically transmitted to Owner weekly for inclusion in the Owner-controlled Baseline Schedule for the entire Site and to coordinate the interface between Contractor and others working on the Site.

    8.4.3  Manpower Loading. The Baseline Schedule for construction and all schedule updates thereto will be manpower loaded. Each Schedule activity or task will be assigned a total number of craft-hours (based on direct man-hours including foreman and general foreman) as required to perform the Work involved. Contractor shall demonstrate to the reasonable satisfaction of the Owner that the total number of man-hours loaded in the Schedule are the same as and balance to the total direct man-hours estimated by Contractor.

    8.4.4  CPM Diagrams. The CPM Schedule will be submitted by the Contractor to the Owner in electronic form (XER File) and shall be structured so that the Owner can produce graphical charts at its offices that show the logical relationships of all Work activities including time-scaled logic diagrams of the Baseline Schedule with all information contained on each sheet without reducing its readability. The Project Critical Path shall be clearly shown and identified in the Baseline Schedule calculations and also on the time-scaled logic diagrams. Contractor shall designate for each Work activity its unique identification number, full description, planned duration, remaining duration, percent complete, calendar identification (“Activity ID”), and the Owner’s WBS, if provided.

    8.4.5  Monitoring Activity IDs. Contractor must closely monitor the relationships between each Activity ID to assure the Baseline Schedule and all updated schedules properly reflect the planned Work sequences, the physical relationships and the known constraints. Negative lag relationships will be minimized; however, they can be used and with an explanation provided to the Owner when requested. Zeroing out of free float is allowed. Milestones and Schedule Plug Dates shall be included, and may be tied to the logic; however, the Contractor will provide the scheduling methodology to the Owner when requested in such cases.

    8.4.6  Features Included in Baseline Schedule. The Baseline Schedule must include the following features and shall, at a minimum, consist of the following:

   8.4.6.1  Activity ID Numbers. Each Activity ID number shall be unique to one activity only. For purposes of overall project management, Owner reserves the right to assign two (2) alphanumeric characters in the farthest left position, which may assist in identifying building locations. Activity ID numbers will correspond to the Contractor’s internal system.

  8.4.6.2  Activity Description. Each activity shall be described in sufficient detail as to fully describe the Work to be performed. Generic terms or description will not be accepted. Hammocks and milestones shall be clearly indicated by the activity description.

  8.4.6.3  Activity Relationships (logic sequences). All preceding and succeeding event Activity ID numbers, associated relationship types and lag values will be expressed in each activity. Revisions to any logic which affects the Project Critical Path will be submitted at the time such revision(s) are included in the mathematical analysis. A brief reason for each revision will be provided by Contractor upon request of the Owner.

   8.4.6.4  Calendar ID/Planning Units. Multiple calendars are acceptable only if each calendar is clearly identified and included with each mathematical analysis. Planning units shall not be greater or less than one (1) calendar Day.

   8.4.6.5  Early Dates. Actual start and actual finish dates will replace calculated early dates, as progress is reported, and shall be clearly marked as an actual start or actual finish dates. Plugged or fill dates may be used in lieu of calculated dates and/or logic, and such dates may include start-no-earlier-than, start-no-later-than, or like constraint dates. If such conventions are used in calculating early dates, they shall be clearly indicated. Provisions shall be made to allow the “Current Early Dates” to be adjusted based on the progress accomplished to date and the current status of the Project as calculated by the updating of the schedule and the mathematical analysis of the logic sequences.

   8.4.6.6  Late Dates. Actual start and actual finish dates will replace calculated late dates, as progress is reported, and shall be clearly marked as an “actual finish date.” Plugged or fill dates may be used in lieu of calculated dates and/or logic sequences, and such dates may include finish-no-earlier-than, finish-no-later-than, or like constraints dates. If such conventions are used in calculating late dates, they shall be clearly indicated. Provisions shall be made to hold or freeze the “Current Late Start and Finish Dates”, as shown in the reviewed and approved mathematical analysis, as the agreed no-later-than Baseline Schedule.

   8.4.6.7  Float or Slack. Both the calculated total float and free float shall be clearly identified in terms of their appropriate calendar and planning units.

   8.4.6.8  Planned Duration. To be shown in terms of appropriate calendar and planning units. Provisions shall be made to store and show all planned durations included in mathematical analysis for the approved Baseline Schedule.

   8.4.6.9  Remaining Duration. The number of days to complete the remaining Work for a construction activity in progress based on units or commodities left to complete and estimated manpower loading.

   8.4.6.10  Percentage Complete. Activity percentage of completion shall be determined by the physical status of the Work involved and shall be consistent with the amount of remaining Work.

   8.4.6.11  Construction Resource Analysis. The resource analysis shall, at a minimum, include Construction Schedule craft manpower loading and provide the estimated manpower based on the planned man-hours per activity. The comparison of planned vs. actual man-hours for each activity will be analyzed as part of the earned-value analysis. For all of the above resources, Contractor shall graphically show all required elements through “S” curves, histograms, and bar graphs in a format approved by Owner. Planned and Actual elements will always be shown together in the same graphic.

   8.4.6.12  Electronic Transfer of Data. Contractor will issue fully transferable electronic information data files (XER Files ) to Owner.

      8.5   Construction Work Breakdown Structure (WBS) and Construction Earned-Value Reporting.  Subarticles 8.5.1 to 8.5.6 and 8.6, 8.7, 8.8 and 8.9 shall be applied to the construction portion of the Contractor Schedule and Work.
    8.5.1  Work Breakdown Structure. Contractor is required to submit a Work Breakdown Structure (“WBS”) based on Contractor’s final definitive estimate of the Work as represented by the final estimate by line-item with detailed descriptions and codes for each building area, category of Work, phase sequence and/or Material installation as required to perform the Work identified in the Contract and is subject to Owner’s approval. At a minimum, each Schedule activity shall be coded to the Contract number, unit number, Work or system, phase designation, outage/non-outage task, and purchaser summary code per the WBS. Code values and details will be developed per the WBS and provided to Contractor after the Contract award. The Baseline Schedule and the WBS Reporting coding system shall be compatible and mutually reference the Activity IDs. The codes used in the WBS must be approved by Owner before they may be used.

    8.5.2  Progress Reporting. Contractor shall update the Detailed CPM Schedule not less than once weekly (“Weekly Update”). The Weekly Update shall include all required reports specified herein that are necessary for maintaining the Detailed CPM Schedule and the Earned Value Reporting. Each Weekly Update will show the actual and projected start dates for all Work activities, actual and projected finish dates, all logic revisions and a statement as required regarding the reason(s) logic within the Detailed CPM Schedule was revised, actual man-hours expended to date, actual equipment used and actual material installed. Each Weekly Update must be accompanied by a detailed status report indicating the overall status of the Work, problem areas, recovery plans, unresolved issues, change orders and their effect on the Work progress, and manpower productivity and availability. Each Weekly Update must be accompanied by a Material Received Report and a Materials Report.

    8.5.3  Earned-Value Reporting. Contractor shall provide updates of its progress (“Earned-Value Reports”) in completing the Work in comparison to the man-hours loading by updating its progress in accordance with the categories established in the WBS. Formatting of the Earned-Value Reports shall be subject to Owner’s approval. Contractor’s Earned-Value Reports shall include the following detail:

   8.5.3.1  Comparison of the final man-hours loading to similar planned metrics material quantities and equipment to be installed as identified in the WBS line item codes.

   8.5.3.2  Actual man-hours expended by Contractor each Day (and by shifts per Day if shifts are implemented) as identified in the WBS line-item codes or schedule activity.

   8.5.3.3  Actual percent complete status for each WBS line-item code or scheduled activity of Work based on the to-date progress of the Work, including but not limited to material, commodities, units installed, and equipment installed.

    8.5.4  Schedule Performance Index. Contractor shall report on a weekly basis its schedule progress in an index dividing earned hours by budgeted or scheduled hours (“SPI”).

    8.5.5  Cost Performance Index. Contractor shall report on a weekly basis its cost progress in an index dividing earned hours by actual hours expended (“CPI”).

    8.5.6  Daily Force Reports. Every Day, Contractor will submit a force report identifying Contractor’s total manpower head count performing the Work with a breakdown by craft, plus a description of the Work currently being performed.

     8.6   Project Execution Plan. As a condition precedent to Owner’s obligation to pay Contractor’s first Application for Payment following the Effective Date, Contractor must submit its detailed “Project Execution Plan” for performing its Work at the Site.

     8.7   Material Laydown Plan. Contractor shall submit a Material Laydown Plan within ninety (90) Days after Effective Date of the Contract. The Material Laydown Plan shall identify all material laydown areas and the shakedown sequence. It shall fully describe any effect on the Crane Plan and any known coordination issues concerning materials storage related to the Project.

     8.8   Crane Plan. As a condition precedent to Owner’s obligation to pay Contractor’s first Application for Payment following the Effective Date, Contractor must submit its detailed “Crane Plan” for performing its Work. The crane plan will include preliminary crane locations and time lines, but may be subject to change based on the final design of components, degree of ground fabrication and fabrication table locations.

     8.9   Start-Up Schedule. When the Project reaches sixty percent 60% completion as determined by the Earned Value Analysis of Owner or six months prior to initial operation of the first mechanical subsystems, whichever is earlier, Contractor shall submit a detailed Start-Up Schedule.

     8.10   Commissioning Schedule. Owner will prepare a Commissioning Schedule for the Project and deliver it to Contractor and deliver it no later than September 12, 2006 for Contractor’s review and comment. Owner and Contractor shall then mutually agree upon the Commissioning Schedule.

ARTICLE 9

SITE

     9.1   Site Availability. Owner shall make available to Contractor portions of the Site necessary for the Contractor’s performance of the Work, all reasonable and necessary access thereto, and areas suitable for large mobile crane operations and for installation of Contractor’s office and warehouse, equipment receiving and laydown, craft change rooms, welding facilities, materials storage, and employee parking as indicated on Contract drawings. Owner shall properly maintain storage and laydown areas and access roads.

     9.2   Conditions Affecting Work and Differing Site Conditions. Contractor acknowledges that it has made a reasonable investigation and reasonably satisfied itself as to the conditions affecting the Work, provided that such conditions were reasonably ascertainable from a Site visit, including but not limited to those bearing upon: the transportation, disposal, handling and storage of materials; availability of labor, water, electric power and roads; the reasonably anticipated uncertainties of weather, river stages, tides, surface or similar physical conditions at the Site; the conformation and condition of the ground; and the character of equipment needed preliminary to and during the prosecution of the Work.

    9.2.1  Notification by Contractor Change Request. Contractor shall promptly, and before conditions are disturbed, notify Owner’s Representative by means of a Contractor Change Request of (a) latent physical conditions at the Site differing materially from those indicated in this Contract or (b) unknown physical conditions at Site, of an unusual nature, differing from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Contract for which Contractor believes that an adjustment in Contract Price or the Project Schedule is justified. The Owner shall provide such Change Order allowing for reimbursement of increased costs; however, Contractor shall not be entitled to any additional time or compensation if Contractor negligently or knowingly exacerbated the condition.

    9.2.2  No Contractor Liability for Pre-Existing Conditions. Except to the extent that such conditions were readily apparent upon reasonable investigation or unless otherwise required by the Contract Documents, Contractor takes no responsibility and shall have no liability for pre-existing site conditions, including but not limited to sub-surface conditions, historical artifacts, hazardous materials, structural integrity of existing steel or other structures, and buried or concealed conditions.

    9.2.3  Hazardous or Toxic Material. Contractor shall have no liability or responsibility for any existing Asbestos, lead-based paints, pollution, contamination, or other hazardous or toxic material or for Owner’s generation, emission or disposal or other Hazardous substances, except to the extent Contractor negligently or knowingly exacerbates the condition.

    9.2.4  Owner Abatement. In the event any such pre-existing site conditions are encountered in the course of the Work, Contractor shall notify Owner and stop Work in the area until Owner rectifies or abates these conditions.

    9.2.5  Delays, Additional Costs and Indemnity. Delays or additional costs encountered by Contractor as a result of such pre-existing site conditions shall result in an equitable adjustment in the Contract Price and Schedule. Owner shall protect and indemnify Contractor against any and all claims or liabilities based on such conditions.

     9.3   Use of Owner’s Tools and Equipment at Site.

    9.3.1  Contractor to Supply Tools and Consumables for Work. Contractor is required to supply all tools and consumables required to perform the Work. Contractor shall mark all of its tools by color code or Contractor nameplate before mobilizing to the Site. No marking shall be done on the Site. Any tools or equipment not marked will be considered the property of Owner unless conclusively proven otherwise. Owner retains the right for continual inventory and inspection of all Contractor tools located on Owner property. Contractor shall not normally be allowed to borrow tools from Owner. Should Owner allow Contractor to borrow tools, only designated Owner employees shall be allowed to check out items from Owner’s tool crib or storeroom. Owner retains the right to charge Contractor for any tools, equipment, consumables, or material that are obtained from Owner that should have been supplied by Contractor. The charge shall be at Owner’s cost plus a twenty percent (20%) markup.

    9.3.2  Contractor’s Release and Indemnity for Use Of Owner’s Equipment. Should Owner permit Contractor to use any of Owner’s equipment, tools or facilities or should Owner provide transportation, labor, electric power, other utility service or other assistance in connection with the performance of the Work, such use or furnishings, unless expressly provided otherwise, shall be gratuitous and Contractor hereby waives, releases, and renounces all Losses relating thereto, whether for personal injury, occupational sickness or disease or death or for physical damage to property, or loss of use thereof, and whether based on the condition thereof or any negligence, strict liability or other fault of Owner and shall indemnify Owner for any and all Losses resulting in any way from Contractor’s use of any of Owner’s equipment, tools or facilities or Owner’s provision of transportation, labor, electric power or other utility service of other assistance in connection with the performance of the Work. Notwithstanding the foregoing, such waiver and indemnity obligations shall not apply to circumstances of gross negligence or intentional misconduct by Owner or others for whom Contractor is not responsible.

     9.4   Owner Control Over Work Scope. Owner reserves the right to delete portions of the Work from this Contract and to perform such portions of the Work or work outside the scope of this Contract with its own forces or other contractors and to award contracts for such other work at the Site. Contractor shall cooperate with Owner’s Representative, Owner’s other contractors, or other designees, in the scheduling and prosecution of the Work to accommodate such other work. If Contractor believes that the scheduling or prosecution of such other work has or will have an adverse effect on the Project Schedule, then Contractor shall promptly notify Owner and the provisions of Article 13 shall apply.

     9.5   Owner Control Over Access. Owner reserves the right to deny access to, or expel from, the Site any employee of Contractor or its Subcontractors, following consultation with Contractor, if in Owner’s reasonable judgment such exclusion shall be in the interest of safety or security at the Site. Former employees of Owner (or Owner’s affiliates) may be brought onto the Site only if prior approval from Owner’s Representative is obtained and Contractor has advance knowledge that the individual was an employee of Owner within the last five years. Should Contractor learn that one of its personnel is a former employee of Owner after such employee has been admitted to the Site, Contractor shall immediately notify Owner. Owner shall have the right and power to then exclude such employee from the Site.

     9.6   Signs. Contractor shall not place or maintain, or permit to be placed or maintained, any sign, bill or poster on or about the Site without the prior consent of Owner’s Representative.

     9.7   Disposal of Excavated Material; Archeological or Historical Finds. In the event that any relics or items with archeological or historical value or other valuable materials (“Relics”) are discovered on the Site by Contractor or any Subcontractor, Contractor shall immediately notify Owner’s Representative and appropriate authorities in accordance with applicable Laws, and await the decision of Owner’s Representative before proceeding with any further Work that might harm or destroy such Relics. If Contractor believes that the proper disposal of any Relics constitute grounds for issuance of a Change Order, then Contractor shall proceed in accordance with the requirements of Article 13. Neither Contractor or any Subcontractor shall have any property rights to such Relics.

     9.8   Security.

    9.8.1  Responsibility. Contractor shall be solely responsible for the security of all Work in its custody or placed in construction by it. The presence of Owner’s plant security shall not mean that Owner shall be responsible for protection and security of Contractor’s Work.

    9.8.2  Methods. Security methods shall be employed by Contractor as required to reasonably ensure the protection of all materials, equipment, and construction Work from theft, vandalism, fire, and all other damage and loss.

    9.8.3  Employees. Contractor’s and its Subcontractors’ employees (referred to as “Personnel”), will be required to check in and out of a designated security gate. All Personnel will on their first Day of employment, inform the security guard of their name and employer when they enter and leave the Site. All Personnel will be required to fill out a gate access register, and turn it into the Contract administration clerk. Contractor must notify Owner of all new and laid off employees each Day. All Personnel will be assigned an access card to be used to identify him or her for entrance and exit at the designated security gate. Use of the access card will commence on the first Day of employment. Personnel shall show proper respect to the Plant security services at all times. All Personnel shall leave the Site immediately after completing their shift. Congregating in the parking lot or other locations on the Site shall not be permitted.

    9.8.4  Vehicles. Contractor shall not permit vehicles to drive in and out of Owner premises except those explicitly designated by Owner. No Contractor employees will be allowed to ride in the vehicle through the security gate except the driver.

    9.8.5  Inspections and Searches. All Personnel will check in and out with their lunch boxes in an open position for inspection by the security guards. Personnel will not be allowed to bring lunch sacks onto the Site. Vehicles, toolboxes, lunch boxes, and other containers shall be subject to an unannounced search at the gate or other location as determined by Owner.

     9.9   Site Coordination Between Owner and Contractor. The Parties recognize that a close working relationship is essential in order for the Parties to realize all of the benefits of this Contract.

    9.9.1  Contractor Site Office. During the performance of this Contract, Contractor shall maintain a suitable office on the Site and near the location of the Work as designated by Owner.

   9.9.1.1  Staffing. The Contractor shall staff its office to facilitate proper office administration to Owner’s satisfaction. The office shall be continually staffed by a representative of Contractor authorized to receive drawings, instructions, or other communications or articles. Any communication given to said representative, or delivered to said office, shall be deemed to have been delivered to Contractor.

   9.9.1.2  Field Records. Contractor shall maintain at its Site office up-to-date copies of all drawings, Contractor’s Specifications, the Technical Specifications, and other Contract Documents and supplementary data, complete with the latest revisions thereto. In addition, Contractor shall maintain a continuous record of all field changes, which shall be available for inspection by Owner at all times. At the conclusion of the Work, Contractor shall deliver a copy of the continuous record to Owner, and shall incorporate all such changes on the drawings and other engineering data, and submit the required number of copies thereof to Owner.

    9.9.2  Contractor Site Supervision and Technical Expertise. Contractor shall furnish adequate management, supervisory, and technical personnel on the Site to ensure expeditious and competent handling of the Work.

   9.9.2.1  Scheduling of Site Work.

     9.9.2.1.1  Non-Emergency Work. The performance of any Work that would affect the operation of Owner’s system facilities shall be scheduled to be performed only at times acceptable to Owner. No Work shall be done between 6:00 p.m. and 7:00 a.m., local time, or on Sundays or legal holidays without the written permission of Owner. Night Work may be established by Contractor as a regular procedure with the written permission of Owner. Such permission, however, may be revoked at any time if Contractor fails to maintain adequate equipment and supervision for the proper prosecution and control of the Work at night.

     9.9.2.1.2  Emergency Work. Owner shall have the right to perform emergency work without the prior consent of Contractor.

  9.9.2.2  Interruptions of Owner Plant or System. All Work which will disrupt Owner’s Plant or system shall be scheduled subject to approval by Owner and taking into consideration the facilities and Owner’s requirements at all times during construction. In the event that it is necessary to either interrupt the power supply or to impose abnormal operating conditions on Owner’s utility system, such procedure must be acceptable to Owner and a complete understanding and agreement must be reached by all parties concerned well in advance of the time scheduled for such operation, and such understanding shall be definite as to date, time of day, and length of time required. This understanding and agreement must be evidenced in writing. It shall be the Contractor’s responsibility to ascertain that such understanding and agreement is properly evidenced in writing with the signature of Owner’s Representative affixed thereto.

   9.9.2.3  Owner Hold Procedure. Contractor shall not be allowed to operate any electrical switches, circuit breakers, valves or other controls on Owner’s operating facilities. Owner shall do all switching and attach “HOLD” tags to secure equipment for Contractor, but it shall be the responsibility of Contractor to check all holds applied for its protection except in the case of an emergency. Contractor shall request the application or release of all equipment safety holds through Owner Representative.

    9.9.3  Relations With Other Contractors.

  9.9.3.1  Cooperation. Contractor shall cooperate with all other contractors who may be performing work on behalf of Owner, and workers who may be employed by Owner, in the vicinity of the Work under this Contract, and Contractor shall conduct its operations to minimize interference with the work of such contractors or workers. Any difference or conflict that may arise between Contractor and other contractors, or between Contractor and workers of Owner, in regard to their work shall be resolved as determined by Owner. Owner shall make the final decision resolving the conflict.

  9.9.3.2  Site Coordination. Owner shall coordinate the work between or among all of the contractors on the Project Site; however, Contractor shall coordinate its daily Work with that of other contractors and shall cooperate fully with Owner in maintaining orderly progress towards completion of the Work as scheduled. Owner’s decision regarding priority between Contractor’s Work and the work of other contractors at the Site shall be final.

  9.9.3.3  Site Meetings. Periodic meetings of the contractors at the Site may be held at the times and places designated by Owner. The purpose of the meetings will be for the scheduling and coordination of each contractor’s work, including Contractor’s Work, within the requirements of the overall Project. Representatives of Owner and each contractor, including Contractor, shall attend each scheduled meeting.

  9.9.3.4  Delay by Owner’s Contractors. If Owner’s other contractors on Site delay the Critical Path of Contractor’s performance of the Work as set forth on the Milestone Schedule or if Owner’s other contractors on the Site cause Contractor to incur additional cost(s), Contractor shall be entitled to an equitable adjustment in the Contract Price and Project Schedule, as appropriate and in accordance with Article 13 of this Contract.

   9.9.3.5  Owner’s Construction Durations. Owner, shall be entitled to the construction durations allotted in the Level 3 Detailed CPM Schedule for Owner and Owner’s contractors to complete portions of the Project. If Owner’s contractors do not take longer than the allotted durations for such work, then Contractor shall not be entitled to an extension of time.

     9.10   Construction Plant and Temporary Facilities.

    9.10.1  Contractor to Supply. Contractor shall furnish all Construction Aids required for prosecution of the Work but which will not be incorporated in the completed Work, unless otherwise specified herein. Temporary structures for offices, change houses, warehouses, and other uses for Contractor or its Subcontractors shall be provided by Contractor using materials, design, and construction approved by Owner. Suitable construction trailers may be used in lieu of temporary structures. Such structures or trailers shall be placed only in the locations assigned by Owner.

    9.10.2  Condition. All Construction Aids shall be in first-class condition and shall be of the proper type and size to perform the Work. The Construction Aids shall be regularly and systematically maintained throughout the Work to ensure proper, efficient operation. Construction Aids that are inadequate or improperly maintained shall be promptly modified, repaired, or removed from the Site and replaced.

    9.10.3  Ownership and Removal. All temporary structures and facilities furnished by Contractor shall remain the property of Contractor and shall be maintained throughout the construction Work. When the construction Work is completed, all of the Construction Aids shall be removed promptly from the Site and the area shall be restored to its original condition.

     9.11   Construction Utilities.

    9.11.1  Contractor to Supply.

   9.11.1.1  Power Extension Facilities. Contractor shall provide its own power extension facilities including all necessary connectors, disconnect switches, breakers, transformers, wiring, and other devices required to distribute power for its use and for the use of its agents, the installation of which shall not impede walkways, exits, platforms and other access used by Owner operating and maintenance personnel.

   9.11.1.2  Lighting. Contractor shall furnish and install all temporary lighting required in the prosecution of its Work in accordance with current standards.

   9.11.1.3  Water. Contractor shall provide piping, valves, pumps, and hoses as required to distribute water for its and its Subcontractors’ use. Contractor shall provide sanitary drinking water facilities for its employees including coolers, ice, disposable cups, and a trash barrel at each water cooler.

   9.11.1.4  Heating. Contractor shall provide all heating facilities required for the efficient prosecution of its Work and as required to prevent freeze damage to equipment under its custody. Contractor shall operate all heating facilities in a safe manner at all times and shall provide all such facilities with adequate safeguards. The method of heating shall be subject to approval by Owner. Salamanders, open fires, or other methods of heating which constitute a hazard to personnel or property shall not be used by Contractor.

   9.11.1.5  Sanitary Facilities. Contractor shall furnish and maintain sanitary facilities, including chemical toilets for the use of persons engaged in the Work under this Agreement. Contractor’s personnel will not be permitted to use the permanent Plant toilet and washroom facilities.

   9.11.1.6  Elevators. Contractor may provide its own hoists and elevators or may make arrangements with other contractors for construction and use of hoists and elevators.

   9.11.1.7  Telephone. Contractor shall provide its own telephone service.

   9.11.1.8  Compressed Air. Contractor shall provide all air compressors, fuels, lubricants, hoses, piping and other apparatus as required for supplying compressed air required for prosecution of its Work.

    9.11.2  Owner to Supply.

   9.11.2.1  Water. Water for construction use and drinking will be furnished by Owner at no charge at designated supply points.

   9.11.2.2  Railroad Spurs. Railroad spurs may be used by Contractor with the permission of Owner.

   9.11.2.3  Barge Unloading Facility. Owner’s barge unloading facility may be used by Contractor with the permission of Owner.

   9.11.2.4  Construction Power. Owner will furnish all energy for construction electric power and temporary lighting at no charge. Owner will supply 480 volt, 3-phase ac power at Owner designated points. Owner assumes no responsibility for interruption of construction power. Notwithstanding the above, extended interruption of construction power not caused by Contractor that delays the Project Critical Path or for items not on the Project Critical Path an interruption of a continuous period of construction constituting more than twenty-four hours of Contractor’s Work shall constitute a change entitling Contractor to an equitable adjustment in accordance with Article 13 of this Contract.

9.11.3  Condition.

   9.11.3.1  Power. Power facilities shall comply with applicable safety and National Electric Code requirements, shall be constructed by Contractor to provide proper clearances and minimum interference with construction and shall be subject to Owner approval. All 480 volt circuits shall be multi-conductor with neoprene or metal sheaths or be run in metallic conduit.

   9.11.3.2  Lighting. Lighting conductors shall be not less than 12 AWG copper and insulated for 600 volts. A fuse of proper size and amperage shall be provided for the protection of each circuit.

   9.11.3.3  Potable Water. Personnel shall be assigned to assure maintenance and cleanliness of the potable water supply. Potable water containers and dispensers shall not be used to hold or cool other foods or materials while being used to contain and dispense drinking water.

   9.11.3.4  Sanitary Facilities. Contractor shall comply with all regulations of agencies having jurisdiction with respect to sanitation. Any facilities or methods failing to meet these requirements shall be corrected immediately. Raising and lowering of the chemical toilets shall be performed by Contractor.

9.12  Construction Area.

9.12.1 Area Boundaries. Owner will designate the agreed boundary limits of access roads, parking areas, storage areas, and construction areas, and Contractor shall not trespass in or on areas not so designated.

 9.12.2  Owner Facilities. Owner’s lunchroom, control room, locker rooms, toilet and wash facilities, parking lots and maintenance shops are considered off limits to Contractor personnel.

9.12.3  Access Roads, Parking And Storage Areas. Construction access roads, parking lots, and storage areas will be assigned for Contractor’s use by Owner. Contractor’s employees shall park their automobiles, trucks, and other vehicles in the assigned construction personnel parking area. Contractor shall use only the route to and from their work area as designated by Owner.

9.12.4  Food Services. No food services will be permitted on the construction Site.

9.13     Cleanliness. Contractor shall give special attention to keeping the inside of the structures and surrounding grounds clean and free from trash and debris. Contractor shall be responsible for ensuring that its Subcontractors comply with the same standards as Contractor is required to meet hereunder.

 9.13.1  Personnel. Contractor shall employ sufficient and special personnel to thoroughly clean its work areas continuously each working Day and shall cooperate with the other contractors to keep the entire construction Site clean. This shall include sweeping the floors, collecting and disposing of trash, and all other functions required to keep the Site clean.

   9.13.2  Storage of Materials and Supplies. Contractor shall store all materials and supplies in locations that will not block access ways and arrange all materials and supplies to permit easy cleaning of the Work area.

   9.13.3  Trash. Contractor shall collect, sort and deposit all trash, debris, and waste materials daily in waste collection areas near the Work as designated by Owner. Promptly upon the completion of the Work, Contractor shall remove all trash, waste materials, and debris resulting from Work under this Contract from the Site in a safe manner. Nothing shall be thrown or allowed to fall from any of the structures. Contractor shall promptly remove any Hazardous Substances from Owner’s premises in compliance with Subarticle 29.13 (and each of its Subparts) and applicable Laws.

   9.13.4  Finishes. Contractor shall thoroughly clean the areas of the Work, removing all accumulations of dust, scraps, waste, oil, grease, weld spatter, insulation, paint, and other foreign substances. Surfaces damaged by deposits of insulation, concrete, paint, weld metal, or other adhering materials shall be restored by Contractor at Contractor’s sole cost.

   9.13.5  Parking Area. It shall be Contractor’s responsibility to keep the construction parking area clean at all times.

   9.13.6  Conflict Between Contractors. In the event of conflict between contractors, including Contractor, concerning cleaning responsibilities, Owner will determine the responsibility and assign the work. Owner’s decision will be binding and the contractor, including Contractor, shall promptly perform the disputed work at that contractor’s sole expense.

   9.13.7  Failure. In the event that Contractor fails to comply with the cleanliness requirements specified herein or to perform the cleanup work assigned to it by Owner, Owner following consultation with Contractor and an opportunity for Contractor to cure its failure, reserves the right to hire another contractor (not necessarily one of the construction contractors) to perform the necessary cleanup work and charge Contractor for all such costs.

     9.14   Fire Protection.

   9.14.1  Responsibility for Fire Protection. Contractor shall be responsible for ensuring that there is adequate fire protection for its Work.

   9.14.2  Fire Fighting. Contractor’s supervisory personnel and a sufficient number of workers shall be instructed in proper methods for extinguishing fires and shall be assigned specific fire protection duties. When trained personnel leave the job, new personnel shall be trained in their duties. All workers shall be instructed in the selection and the operation of each type of fire extinguisher supplied by Contractor for each type of fire that might be encountered.

   9.14.3  Work Procedures. Contractor must employ work procedures that minimize fire hazards to the extent practicable. Contractor shall follow OSHA 29 CRF 1926 Subpart F - Fire Protection and Prevention.

   9.14.4  Volatile and Flammable Materials.

   9.14.4.1  Fuels and Solvents. Contractor shall store all fuels, solvents and other volatile or flammable materials away from the Work and in storage areas in well-marked, safe containers as required by Laws. Only solvents with a flash point of one hundred forty degrees Fahrenheit (140°F) and above are permitted on site.

   9.14.4.2  Form Work, Scaffolding, Etc. Contractor shall treat for fire resistance or otherwise protect against combustion resulting from welding sparks, cutting flames, and similar fire sources all form work, scaffolding, planking, and similar materials that are combustible but which are essential to execution of the Work.

   9.14.5  Burning. Contractor shall not permit open fires or burning on the Site.

 9.14.6  Fire Protection Equipment. Owner shall provide adequate fire protection for any temporary structures it provides for Contractor’s Use. Contractor shall ensure that there is adequate fire protection equipment in each warehouse and office, in other temporary structures and in each work area it is occupying. Access to sources of water for extinguishing fires shall be identified and kept clear at all times. Contractor shall provide suitable fire extinguishers in enclosed areas, in areas that are not accessible to water for extinguishing fires, or in areas that may be exposed to fire that cannot be safely extinguished with water. Each fire extinguisher shall be of a type suitable for extinguishing fires that might occur in the area in which it is located. In areas where more than one type of fire might occur, the type of fire extinguisher required in each case shall be provided. Each extinguisher shall be placed in a convenient, clearly identified location that will be readily accessible in the event of fire.

ARTICLE 10

THE PARTIES’ REPRESENTATIVES

     10.1   Owner’s Representative. Owner shall appoint an Owner’s Representative who shall be authorized to act on behalf of Owner and with whom Contractor may consult at all reasonable times, and whose instructions, requests and decisions will be binding upon Owner as to all matters pertaining to the Contract Documents and the performance of Owner hereunder except that Owner’s Representative shall not have the authority to modify this Contract. Notwithstanding the foregoing, Owner’s Representative shall be allowed to issue Change Orders in accordance with Article 13. The initial Owner’s Representative is the individual identified in Subarticle 29.6. In addition, Owner may from time to time appoint such other individuals, each an “Other Owner-Authorized Party,” whose duties, authority and responsibilities shall be specified in the Notice provided to Contractor of such Other Owner-Authorized Party’s appointment. Owner may change the identity of its Owner’s Representative or Other Owner-Authorized Party by providing Notice to Contractor pursuant to the provisions of Subarticle 29.6. Owner’s Representative and Contractor’s Representative shall confer before the Work starts to ensure that the nature and scheduling of the Work’s activities are mutually understood and shall meet multiple times weekly during the Work’s duration to discuss the progress made, impediments encountered or expected and their resolution, and all other relevant matters.

     10.2   Contractor’s Representative. Unless otherwise agreed in writing by Owner, Contractor shall appoint its Project Manager as Contractor’s Representative who shall be a resident of the Site throughout the Work and available for consultation with Owner’s Representative and Other Owner-Authorized Party, if any, at all reasonable times. Contractor’s Representative shall be authorized to act on behalf of Contractor, and his or her instructions, requests, and decisions shall be binding upon Contractor as to all matters pertaining to the Contract Documents and the performance of the Work. The initial Contractor’s Representative is the individual identified in Subarticle 29.6. Contractor shall not change Contractor’s Representative without the prior written consent of Owner’s Representative, which consent will not be unreasonably withheld or delayed. If Owner is reasonably dissatisfied with the performance of Contractor’s Representative, Owner, following consultation with Contractor, may request that Contractor remove such person from his position, and Contractor shall immediately remove such person from the Project.

     10.3   Representative’s Access. Owner, Owner’s Representatives, and any Other Owner-Authorized Party, and their agents, employees and invitees, shall at all reasonable times have access to the Work wherever and whenever it is in preparation and progress provided said access shall not unduly interfere with the Work. Without limiting the generality of the foregoing, Owner, Owner’s Representatives, and any Other Owner-Authorized Party shall have the right to videotape, photograph, copy or otherwise record the activities and the Work. The presence of Owner, Owner’s Representatives, and any Other Owner-Authorized Party shall not relieve Contractor of the responsibility for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, and Owner, Owner’s Representative or Other Owner-Authorized Party will not be responsible for the acts and omission of Contractor or Subcontractors.

     10.4   Compliance with Owner’s Representative’s Directives. The conduct of the Work is the responsibility of Contractor. Contractor shall issue all appropriate orders to Contractor’s employees and Subcontractors. Contractor will closely cooperate with Owner’s Representative, and Other Owner Authorized Parties to the extent of their stated authority and to the extent consistent with the requirements for performance of the Work. Owner, or Owner’s Representative may direct Contractor to take such action they deem to be in Owner’s interest. If Contractor is of the opinion that any such directive constitutes grounds for issuance of a Change Order, then Contractor shall proceed in accordance with the requirements of Article 13.

ARTICLE 11

SUBCONTRACTORS

     11.1   Award of Subcontracts for Portions of the Work. Contractor shall comply with the requirements of the subcontracting plans contained in Exhibit M.

     11.2   List of Subcontractors. Contractor shall attempt to use Owner’s preferred Subcontractors, and Contractor’s pre-approved Subcontractors, identified in Exhibit N. If Contractor has difficulty using Owner’s preferred Subcontractors and Contractor wishes to use a Subcontractor other than those listed or agreed to by Owner, Contractor shall submit the name of the proposed Subcontractor to Owner’s Representative for his or her approval (such approval not to be unreasonably withheld). The Submittal shall contain the name, address, and contact person of the proposed Subcontractor, as well as a description of the Work to be performed. Owner’s Representative shall notify Contractor within five (5) Business Days if it objects to any proposed Subcontractor. Contractor shall identify a suitable substitute party in writing within ten (10) Business Days after it receives Owner’s disapproval of a proposed Subcontractor. If after choosing a Subcontractor to perform a portion of the Work, Contractor decides to terminate such Subcontractor or such Subcontractor no longer performs a portion of the Work, Contractor must notify and consult with Owner regarding any replacement Subcontractor.

     11.3   Contracts with Subcontractors.

   11.3.1  Commercially Reasonable Efforts. Contractor shall use commercially reasonable efforts to incorporate the following provisions into the subcontract with each proposed Subcontractor covered by the provisions of Subarticle 11.2:

   11.3.1.1  Require each Subcontractor, to the extent of the Work to be performed by such entity, to be bound to Contractor by the applicable terms of this Contract as related to Subcontractor’s scope of work and, where appropriate to assume to Contractor all of the obligations and responsibilities that Contractor has to Owner under this Contract; and

   11.3.1.2  Make Owner an intended third-party beneficiary and preserve the rights and remedies of Owner under this Contract with respect to the portion of the Work to be performed by a Subcontractor, so that the subcontracting thereof will not prejudice such rights and remedies.

11.3.2  Duty to Incorporate. Contractor must incorporate the following provisions into the subcontracts with each proposed Subcontractor:

   11.3.2.1  Require each Subcontractor to obtain and maintain the appropriate insurance as related to Subcontractor’s scope of work;

   11.3.2.2  Require each Subcontractor whose scope of work may require disclosure of Contractor’s confidential information to execute an appropriate confidentiality agreement;

   11.3.2.3  Require that each subcontract provide for a contingent assignment of the subcontract upon termination of Contractor by Owner. Such contingent assignment shall provide that if Owner fulfills Contractor’s obligations to the Subcontractor, then the Subcontractor will perform the subcontract on behalf of Owner, its successors and assigns; and

   11.3.2.4  Incorporate the provisions of Exhibit M.

11.3.3  No Contractual Rights by Subcontractor Against Owner. The provisions of this Section shall not empower any Subcontractor with any contractual rights against Owner.

     11.4   Payments to Subcontractors. Upon receipt of payment from or on behalf of Owner, Contractor shall promptly pay to each Subcontractor the amount paid by Owner to Contractor for such Subcontractor’s Work. Contractor must require each Subcontractor to make similar payments to such Subcontractor’s Subcontractors. Owner shall have no obligation to pay, or cause the payment of, any money to any Subcontractor or any other party acting through, under or on behalf of Contractor except as may be otherwise required by Laws, and then subject to Contractor’s indemnity obligations under this Contract. Notwithstanding the above, Contractor shall be entitled to withhold payment(s) and/or offset amounts otherwise due any Subcontractor based on such Subcontractor’s failure to perform other obligations under its subcontract with Contractor; however, in the event such Subcontractor files a Lien or otherwise requests or demands payment from Owner, Contractor must defend and indemnify Owner against any Losses related thereto.

     11.5   Owner/Subcontractor Communication. Owner may, at its discretion, furnish to any Subcontractor information regarding the percentages of completion or the amounts applied for by Contractor and the action taken thereon by Owner on account of Work done by such Subcontractor. Owner shall have no obligation to pay or to see to the payment of any monies to any Subcontractor, except as otherwise may be required by Laws. Notwithstanding the foregoing, any payments made by Owner to any Subcontractor shall be reimbursed by Contractor or may be offset by Owner against and deducted from any future payments due to Contractor from Owner provided that no such payment by Owner shall be made without first consulting Contractor.

     11.6   Approved Equipment Suppliers.

   11.6.1  Approved Equipment Suppliers List. The approved equipment supplier’s list is attached as Exhibit N. Contractor may request that additional vendors be added to the list subject to the Owner’s approval, with such approval to be not unreasonably withheld.

   11.6.2  Owner Preferred Equipment. In Exhibit N, Owner has identified categories of items, as indicated by highlight, where Subcontractor preferences may exist. Prior to Contractor placing a purchase order for equipment for which the Owner has identified a preference, the Contractor will offer optional pricing for said identified Owner-preferred equipment. Such additional pricing shall include any necessary schedule and technical information required by Owner to evaluate the option. Owner shall select its preferred equipment supplier and advise Contractor within three (3) Business Days of receiving the Contractor’s offer of said optional pricing. Any adjustment resulting from Owner’s option selection shall be set forth in a Change Order to be issued to Contractor.

ARTICLE 12

COMPENSATION, LETTERS OF CREDIT, AND INVOICING

     12.1   Contract Price. Contractor’s total compensation for performance of the Work under this Contract shall be $713,067,494 as set forth in Exhibit D and as adjusted by any Change Orders. The Contract Price shall not be increased by: 1) any event of Force Majeure, unless the Force Majeure event lasts more than five (5) consecutive Days; or 2) any emergency caused by the negligence or misconduct of Contractor, any Subcontractor or other person under Contractor’s or its Subcontractors’ control.

     12.2   Bonus. The Parties agree that they will make a good faith effort to reach an agreement by April 2, 2007 on a bonus which may be paid to Contractor for early achievement of Provisional Acceptance of Unit 2, if Mechanical Completion has been accomplished by or shortly after the Guaranteed Unit 2 Mechanical Completion Date. If no agreement can be reached by the Parties by April 2, 2007, no bonus will be due or payable to Contractor regardless of the date(s) Contractor achieves Provisional Acceptance of Unit 2.

     12.3   Monthly Applications for Payments. On or about the tenth (10th) Day of each calendar month, Contractor shall submit to Owner’s Representative an Application for Payment in accordance with the Payment Schedule set forth in Exhibit W. Owner shall not be obligated to make any payments earlier than the months indicated or in percentages other than those set forth in Exhibit W. Owner may withhold monies for any Payment Milestone that is not sufficiently complete at the time the invoice is issued. Owner’s right to withhold monies includes, but is not limited to, the Contractor’s failure to achieve a Payment Milestone by a Milestone Date identified in Exhibit W. The amounts withheld shall be calculated on a pro rata basis, based on the number of Payment Milestones not achieved. For example, if four (4) milestones are identified for a particular month, the value of each Payment Milestone is twenty five (25%) per cent. Upon the issuance of the Project Schedule pursuant to Section 8.3, the Parties will mutually agree to the additional Payment Milestones that serve as conditions precedent for the payment of any Application for Payment and amend the Payment Schedule in Exhibit W. Each Application for Payment shall include Partial Lien Waivers, substantially in the form of Exhibit O, and certification by Contractor that all of its laborers and Subcontractors have been paid all monies due for Work performed and Material received through the previous month payment by Owner. As part of such certification, Contractor shall identify any claims, setoffs or back charges it may have or have taken against any Subcontractor so that Owner shall know if any Subcontractor may have a colorable right to lien Owner’s property. No payment made to Contractor shall constitute an acceptance by Owner of any of the Work to be performed hereunder. Owner shall hold a five percent (5%) retention from each Application for Payment, which Owner shall release in accordance with Section 12.8.

     12.4   Certification by Contractor. In each Application for Payment, Contractor shall certify that such Application for Payment represents the amount to which Contractor is entitled pursuant to the terms of this Contract and shall also certify as follows:

There are no known Liens outstanding at the date of this Application for Payment, all amounts which are due and payable to any third party (including Subcontractors) with respect to the Work as of the date of this Application for Payment have been paid or are included in the amount requested in the current application, and, except for such bills not paid but so included, and except for amounts disputed between Owner and Contractor in accordance with Article 12 of the Contract between Owner and Contractor, there is no known basis for the filing of any Liens on the Site or the Plant, except in respect of payments to Subcontractors withheld for proper reasons, and that lien releases or waivers from all Subcontractors required pursuant to Subarticle 12.5 of the Contract have been obtained in such form as to constitute an effective release of lien under the laws of the State of Missouri.

     12.5   Lien Waivers. Contractor shall furnish at its sole cost and expense, an unconditional partial lien waiver and release of all Liens upon progress payment for the benefit of Owner with each Application for Payment, or such other documents necessary to ensure an effective release of all Liens with respect to the Project in compliance with the laws of the State of Missouri. Contractor shall obtain from each Subcontractor whose subcontracts or equipment or material supply contracts are in excess of $250,000 in the aggregate (“Major Subcontractor”) an unconditional partial Lien waiver and release of all Liens upon progress payment to such Major Subcontractor (for the benefit of Owner), provided that Contractor shall only be obligated to provide to Owner such partial and final Lien waivers and releases or such other documents necessary to assure an effective release of Liens with respect to the Plant Site in compliance with the laws of the State of Missouri from each Major Subcontractor upon completion of the work of said Major Subcontractor or complete supply or provision of goods covered under its subcontract by such Major Subcontractor and shall not be obligated to obtain Lien waivers or releases from any other Subcontractor who is not a Major Subcontractor. Except as contemplated in the preceding sentence, Owner’s receipt of Lien waivers and releases for each portion of the Work covered by the Progress Payment shall be a condition precedent to Owner’s obligation to pay for such portion of the Work covered in any Application for Payment. Contractor has an obligation and duty to provide prompt payment to all of its Subcontractors, whether such Subcontractor is a Major Subcontractor or not. Contractor acknowledges and agrees that it shall have the obligation at its sole expense to cause any Liens filed against the Plant Site to be promptly released or discharged or shall post a bond in accordance with applicable laws or shall post other security reasonably satisfactory to Owner in the full amount of the Lien except to the extent that such Liens have been filed against the Project as a result of nonpayment by Owner of any valid and proper Application for Payment or portion thereof for which Contractor is entitled to receive payment under this Contract or is otherwise being disputed by the Parties pursuant to the applicable provisions of this Article.

     12.6   Payment of Undisputed Amounts. Owner shall pay Contractor the amount determined by Owner’s Representative to be payable from each Application for Payment (i.e., undisputed amounts) within thirty (30) Days after Owner’s receipt of such invoice and accompanying data and other items in accordance with Subarticle 12.4. In addition to disputed amounts of any Application for Payment, at Owner’s option, Owner may deduct from the amount due under any Application for Payment, any liquidated damages payable by Contractor pursuant to the Contract Documents. Owner may set off amounts owed to Contractor under this Contract against amounts owed by Contractor to Owner under the Contract

    12.6.1  Suspension by Contractor. Contractor shall have the right to suspend performance of the Work upon ten days Notice to Owner, if the Owner fails to make payment of any undisputed amount for sixty days after its due date. Contractor shall resume performance of the Work upon payment of all amounts then due together with an equitable adjustment in the Project Schedule and payment of Contractor’s costs resulting from the suspension and resumption of the Work.

     12.7   Payment of Disputed Amounts. Within fifteen (15) Days of receipt of an Application for Payment, Owner shall provide Contractor with Notice setting forth the amount of any portion of such Application for Payment that is disputed by Owner and the reasons therefore. Any deduction of a disputed amount of an Application for Payment that is not specifically agreed to by Contractor in writing and that finally is determined by arbitration, or by mutual agreement, to have been improperly withheld by Owner shall be paid promptly by Owner, together with simple interest, from the date of withholding to the date of payment, calculated using the Prime Interest Rate plus two (2) percent on the date of withholding.

     12.8   Retainage. For each Application for Payment, Owner shall be entitled to retain and withhold payment of five percent (5%) of each payment as security for Contractor’s full and faithful performance of its obligations pursuant to this Contract. All amounts withheld or secured pursuant to this Subarticle shall be referred to herein as “Retainage.” The Retainage shall be payable, subject to the provisions of this Subarticle, to Contractor with interest at the Prime Interest Rate plus two per cent at the following events in accordance with the Payment Schedule, at Exhibit W: Delivery of Unit 2 Tier 6 steel, Unit 1 Mechanical Completion, Unit 2 Mechanical Completion, Unit 2 Synchronization, Unit 2 Substantial Completion B. In the event that a scheduled Milestone retention release date is not achieved, the retention shall be paid at the next monthly payment date after the Milestone has been achieved.

     12.9   Not Used.

     12.10   Payments Withheld. In addition to any amounts otherwise permitted to be withheld under this Article 12, Owner, without limitation of any other rights or remedies contained in this Contract, may withhold payment on one or more Applications for Payment, or any portion thereof, an amount, and to such extent as may be reasonably necessary, to protect Owner from loss because of:

   12.10.1  Contractor’s or any Subcontractor’s failure to carry out any substantive portions of the Work in accordance with the Contract Documents;

   12.10.2  Third-party claims made or filed, against Owner on account of Contractor or any Subcontractor;

   12.10.3  Damage to Owner property for which Contractor is liable under this Contract arising from the performance of the Work or failure to perform the Work properly;

   12.10.4  Failure of Contractor to maintain the Five Percent LOC, or the Performance LOC as required by the Contract Documents.

Promptly with the next monthly payment following the remedy or cure of any of the foregoing, Owner shall make the payment withheld in connection therewith. Owner’s right to withhold monies due Contractor pursuant to this Subsection is conditioned upon Owner providing Notice to Contractor if its intent to withhold such funds stating the specific reason(s) therefore within 20 days of receipt of Contractor’s Application for Payment.

     12.11  Final Payment.

   12.11.1  Unit 2 Provisional Acceptance. Final payment of 1.0% of the Contract Price shall be made to Contractor upon achievement of Unit 2 Provisional Acceptance. Contractor shall submit, in addition to the material required under Subarticles 12.4 and 12.5, a statement summarizing and reconciling all previous invoices, payments, Change Orders, Contractor Change Requests and Final Lien Waivers from Contractor and all Major Subcontractors.

   12.11.2  Owner Review of Statement. Owner shall review and accept or reject such statement within ten (10) Days of receipt thereof. To the extent accepted, Owner shall pay Contractor all remaining amounts due, within thirty (30) Days of the receipt of such statement. Owner shall notify Contractor of the rejection of any portion or all of such statement. Any amount not accepted shall be treated as being in dispute. When Contractor’s final statement submitted pursuant to this Subarticle has been fully paid, Contractor’s acceptance of final payment shall be deemed to be a waiver of all claims by Contractor for payment of the Contract Price or other obligations of Owner except for claims that have been previously made but have not been resolved. Nothing in this Article shall be construed to imply a waiver of any right to any amount that is the subject of a written protest at the time acceptance of final payment is made.

   12.11.3  Contractor Prevention of Liens. The final payment shall not become due unless the Five Percent LOC, if applicable, complies with Subarticle 12.12 and until Contractor submits to Owner an affidavit, together with a final release of Lien in form and content specified in Exhibit O from Contractor and from each of the Major Subcontractors as required by Subarticles 12.4 and 12.5, representing and affirming that all indebtedness connected with the Work and any Lien or rights to file any such Liens related thereto, for which Owner or its property might in any way be responsible or to which it may be subject, have been paid, waived or otherwise satisfied. Contractor shall not permit a Lien to be placed on any Owner property by Contractor’s Subcontractors or their employees. Should Owner receive Notice of an intent to file a Lien from any of Contractor’s Subcontractors, or employees, Owner will notify Contractor. Upon receipt of Notice from Owner of the intent of one of Contractor’s Subcontractor employees, to file a Lien, Contractor shall immediately take steps to prevent the filing of such Lien. If Contractor fails to prevent the filing of such Lien, Contractor shall be responsible and liable for and shall indemnify Owner for all of Owner’s costs, expenses (including attorneys’ fees), liabilities, damages, fees, penalties, judgments and settlement costs arising from the placement of such Lien. The obligations and liabilities of Contractor under this Subsection shall not apply where the basis for such Lien relates to amounts invoiced by Contractor that are either not paid or disputed by Owner.

   12.11.4  No Entitlement to Final Payment Until Unit 2 Provisional Acceptance. Notwithstanding any provisions to the contrary in this Contract, Owner and Contractor acknowledge and agree that Contractor shall not be entitled to the final payment (less any retention) unless and until Contractor has achieved Unit 2 Provisional Acceptance.

     12.12  Contractor’s Five Percent LOC.

   12.12.1  Amount of Letter of Credit. Within 30 days following the Effective Date, Contractor shall provide to Owner a letter of credit substantially in the form of Exhibit P and in an amount equal to five percent (5%) of the Contract Price (the “Five Percent LOC”). The Five Percent LOC shall remain in full force and effect until the expiration of the Warranty Callback Period for Unit 1 or Unit 2, whichever is later.

   12.12.2  Reduction of Five Percent LOC. At the end of the two-year Warranty Callback Period for Unit 2, Contractor may reduce the amount of the Five Percent LOC to thirty-three percent (33%) of the original value of the Five Percent LOC. The remaining thirty-three percent (33%) of the initial value of the Five Percent LOC shall remain in effect until the end of the Guaranteed Catalyst Period or the Guaranteed Baglife Period, whichever is later.

   12.12.3  Liquidated Damages Draws Upon the Five Percent LOC and Performance LOC. In the event that Contractor fails to pay liquidated damages pursuant to Article 22 of this Contract within 30 days of the date due under the Contract, then Owner shall be entitled to draw upon the Five Percent LOC and Performance LOC for the amount due by Contractor. In the event that Owner draws upon any LOC and it is subsequently determined that Owner was not entitled to all or any portion of the draw, Owner shall repay to Contractor the amount of any such incorrect draw, plus simple interest, from the date of Owner’s draw, at the Prime Interest Rate on the date of Owner’s draw plus two percent (2%) and reasonable costs incurred including attorney’s fees.

   12.12.4  Warranty Repairs Draws Upon the Five Percent LOC. Prior to expiration of the Unit 1 or Unit 2 Warranty Callback Period, as the case may be, and all extensions of the Unit 1 or Unit 2 Warranty Callback Period, Owner shall be permitted to draw upon the Five Percent LOC, for any warranty payments due and not otherwise paid by Contractor and release the remaining amounts under the Five Percent LOC, if they have not been fully drawn down. Owner shall return the Five Percent LOC and the Performance LOC to Contractor upon their respective expiration dates subject to any extensions permitted hereunder.

ARTICLE 13

CHANGE ORDERS

     13.1   Owner Initiated Change Orders. Owner, without invalidating this Contract, may order changes in the Work, with resulting changes in the Contract Price and/or the Project Schedule or other applicable provisions of the Contract Documents (including the required Final Completion Date) through the issuance of a Change Order. A Change Order signed by Owner and Contractor indicates an agreement to the changes in the Work, and/or amount of compensation increase or decrease, and/or adjustment in the Project Schedule reflected in such Change Order. Owner and Contractor shall use their good faith efforts to agree on the price for such ordered changes prior to the issuance of such Change Order. If, however, the Parties cannot agree on the adjustment to be made in the Contract Price, the Work or the Project Schedule as a result of such Change Order, then Contractor shall nevertheless proceed to execute the Work described in the Change Order promptly upon authorization from Owner and shall be paid for such changed Work in accordance with Subarticle 13.6. If the value of a proposed Change Order exceeds 15% of the Contract Price, Contractor must execute such Change Order before it is obligated to perform such Work.

     13.2   Contractor Change Requests. If Contractor would like to seek a Change Order, Contractor must give Owner written Notice within fifteen (15) Business Days after Contractor’s knowledge of the occurrence of the event giving rise to such request. Within a reasonable time thereafter, not to exceed forty five (45) Days of any such Notice, unless the circumstances of the event giving rise to the request reasonably require additional time, Contractor shall provide Owner with an appropriate statement setting forth the reasons why Contractor believes additional compensation or additional time should be granted, and include the nature of any costs to be incurred, including reasonable adjustment to other applicable Contract provisions, and if applicable, the probable length of performance that could result in a delay to the Project Critical Path (a “Contractor Change Request”). If Owner accepts any such Contractor Change Request, a Change Order shall be executed by the Parties and the Contract Price or Project Schedule, or both, as the case may be, shall be adjusted in accordance with the terms of such Change Order. Owner shall have no obligation to accept a Contractor Change Request. Failure to comply with the requirements of this Subarticle shall constitute a waiver by Contractor of any and all Contractor Change Requests not pursued in accordance with the terms herein.

     13.    Change Order For Delays. If a delay or suspension of Work or activities occurs and causes a delay to the Project’s Critical Path and Contractor has prepared an appropriate analysis identifying the extent of the delay, an appropriate Change Order will be issued to adjust the Project Schedule and the Contract Price as specified below:

   13.3.1  Delay to Critical Path. To the extent the delay or suspension of activities causes a delay to the Critical Path of the Project Schedule and is caused by Owner or others not under the control of Contractor, or unknown subsurface conditions, the Project Schedule shall be extended and the Contract Price shall be adjusted in an amount necessary to compensate Contractor for all reasonable direct and indirect costs and expenses on the basis set forth in Subarticle 13.6 resulting from such delay or suspension (“Contractor’s Delay Costs”).

   13.3.2  Delay Caused by Force Majeure. To the extent the delay or suspension is caused by Force Majeure, as that term is defined in Article 24 (excepting for purposes of Subarticle 13.3.2), Contractor shall give Owner written Notice specifying the date of commencement of such delay or suspension within ten (10) Business Days after the date on which Contractor first becomes aware of the event or act constituting the Force Majeure. The Project Schedule shall be extended on a Day-for-Day basis from the Force Majeure Delay Date. To the extent that a Force Majeure event lasts more than five (5) consecutive Days, Contractor shall be entitled to an adjustment in the Contract Price as set forth in Subarticle 24.6.

   13.3.3  Best Efforts to Mitigate Delay. Contractor shall use its best efforts to re-sequence the Work and/or mitigate, to the greatest extent practicable, the effect of any delay described in this Article.

In order to receive an equitable price or schedule adjustment for a delay or deficiency for which Owner is responsible, Contractor must demonstrate that there was an actual delay in the performance of the Contractor’s Work that impacts the Project Critical Path of the Contractor Schedule and/or an actual increase in the Contractor’s costs.

     13.4   Change Order for Contractor Delay or Error. To the extent the delay or suspension of the Work causes a delay to the Critical Path of the Project Schedule and is caused by Contractor or any Subcontractor, no adjustment will be made to the Contract Price or Project Schedule, and Contractor shall propose a plan to perform the changed Work while minimizing Project Schedule impacts, which may include increasing manpower and extended work hours or extra shifts if required, for Contractor to meet the required Guaranteed Completion Dates. Excess costs for such work will be Contractor’s responsibility. Further, no Change Order shall be issued and no adjustment of the Contract Price or the Project Schedule shall be made in connection with any correction of errors, omissions, deficiencies, or improper or Defective Work on the part of Contractor or any Subcontractors in the performance of the Work.

     13.5   Minor Changes in the Work. Without a Change Order, Owner and Contractor may mutually agree in writing to make, changes in the Work which do not require an adjustment in the Contract Price or an extension of the Project Schedule.

     13.6   Duty to Continue the Work. In the event Owner and Contractor are unable, within twenty (20) Days of an Application for Payment to agree upon an acceptable adjustment in the Project Schedule and acceptable changes in the Contract Price, pursuant to Subarticles 13.1 or 13.2, then Contractor shall proceed with the Work following Owner’s written direction to do so; provided however, Owner reserves its rights to dispute any claims of Contractor pursuant to Article 16. Owner’s written direction shall include an equitable adjustment in the Project Schedule, if applicable. The cost of such extra Work shall then be determined on the basis of one hundred twenty percent (120%) of all verifiable direct costs reasonably and prudently incurred in the performance of the changed Work. Direct costs shall be in accordance with the Rate Schedule attached hereto as Exhibit V, submitted by Contractor on or before the Effective Date. Direct costs incurred in the performance of such extra work shall include: additional costs of materials, costs of labor, including premiums and shift differentials; social security; old age and unemployment insurance; fringe benefits required by agreement or custom; workmen’s compensation insurance; rental value of equipment and machinery; all actual and reasonably allocated costs of construction supervision and field office; and all actual and reasonable costs, if any, of shutdown, delay and start-up; provided, however, that Contractor shall notify Owner if Contractor anticipates such shutdowns, delay and start-up costs in advance. In the event Owner so directs Contractor to perform changed Work, then Contractor shall submit monthly invoices to Owner itemizing all costs incurred in the performance of such Work during the period covered by the invoice in accordance with this paragraph. Pending final determination of Contractor’s total costs, Owner shall pay such invoices on account in accordance with Article 12 of this Contract. Contractor shall maintain complete and accurate records and supporting documentation regarding Change Orders in accordance with Contractor’s established policies and procedures and generally accepted accounting practices, consistently applied. Upon three (3) Business Days prior Notice, Owner shall have access to such records during normal business hours for a period of three (3) years after Final Completion or termination of the Work, to the extent required to verify the payroll and other costs (excluding agreed-upon mark-ups and rates) set forth above.

     13.7   Effect of Changes in the Law. The Contract Price is based on applicable Laws in effect as of the Effective Date. After the Effective Date, if a change occurs to any Laws that affects performance of the Work by Contractor, or any Subcontractor, Contractor shall comply with such changed Laws and Contractor may be entitled to an equitable adjustment to any applicable provisions of the Contract. Notwithstanding the foregoing, in the event the change in Laws constitutes an event of Force Majeure for which termination of this Contract would be appropriate, the provisions of Subarticle 24.5 shall apply.

ARTICLE 14

CONTRACTOR’S GENERAL REPRESENTATIONS,
WARRANTIES AND COVENANTS

     14.1   Representations and Warranties of Contractor. Contractor, as a material inducement to Owner’s entering into this Contract, represents and warrants to Owner that, as of the date of this Contract:

   14.1.1  There are no suits, proceedings, judgments, rulings or orders by or before any court or any governmental authority pending or to the best of Contractor’s knowledge threatened action or proceeding affecting Contractor before any court, Governmental Agency, or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Contractor or the ability of Contractor to perform its obligations hereunder, or which purports to affect the legality, validity or enforceability of this Contract (as in effect on the date hereof);

   14.1.2  It is a duly organized and validly existing entity of the type described in the recital clauses of this Contract and is in good standing under the laws of the jurisdiction of its formation; it has the legal right, power, and authority and is qualified to conduct its business, and to execute and deliver this Contract and perform its obligations under this Contract; and all regulatory authorizations have been or will be obtained and will be maintained as necessary for it to perform legally its obligations under this Contract as such obligations become due;

   14.1.3  Its making and performing this Contract are within its powers, have been duly authorized by all necessary action on its part, and do not and will not violate any provision of Laws or order, writ, judgment, decree, or other determination presently in effect and applicable to it or its governing documents; and

   14.1.4  This Contract constitutes its legal, valid, and binding act and obligation, enforceable against it in accordance with this Contract’s terms, subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and general equitable principles, to the discretion of the tribunal before which proceedings to obtain same may be pending.

     14.2   Covenants of Contractor. Contractor warrants and represents to Owner that during the term of this Contract it will:

   14.2.1  Comply at all times with applicable Laws necessary for its performance under this Contract, or, in the event of any alleged continuing noncompliance, diligently contest any allegations of non-compliance with such Laws in good faith by appropriate proceeding to the extent permitted without material adverse effect on Contractor’s performance under this Contract; and

   14.2.2  Give all required notices, procure, maintain and comply with all applicable Permits necessary for the performance of its obligations under this Contract, and pay all charges and fees in connection therewith.

     14.3   Opinion of Counsel from Contractor. No later than the Effective Date, Contractor shall, upon request of Owner, and at Contractor’s expense, cause its counsel to issue an opinion to Owner affirming in customary form the representations in Subarticle 14.1 as of the Effective Date and setting forth such further matters as Owner may reasonably request.

     14.4   Additional Warranties and Representations of Contractor.

   14.4.1  Qualifications. Contractor warrants and represents that it is a fully experienced and properly licensed in the State of Missouri, equipped, organized, financed and qualified to perform the Work and that all detailed design and construction drawings will be supervised, approved and signed by an engineer licensed by the State of Missouri where required by Laws.

   14.4.2  Performance Guarantees. Contractor warrants and guarantees that the AQC Systems, the SCR Systems, and the Unit 2 Boiler supplied pursuant to this Contract will operate at or above the levels required by the Performance Guarantees.

     14.5   Additional Documentation. Contractor, upon request of Owner and at Contractor’s expense, shall deliver or cause to be delivered from time to time, such additional certifications of its officers, accountants, engineers or agents or opinions of counsel, as may be reasonably requested and as related to Contractor’s obligations under this Contract.

     14.6   Changes in Circumstances. Contractor agrees that it shall promptly advise Owner of any fact, event, or occurrence taking place subsequent to the Effective Date that would cause it to be unable to continue to make such representations and warranties provided above at any time subsequent to such dates; provided that no such inability shall be considered a default under this Contract, except to the extent it shall constitute a default under another provision of this Contract.

ARTICLE 15

WARRANTY OF THE WORK AND REMEDIES

     15.1   General Warranty of Work. Contractor hereby warrants to Owner that:

   15.1.1  The Work furnished and performed under this Contract by Contractor and any Subcontractor shall be furnished and performed to (a) Prudent Industry Practice, (b) professional standards with the accuracy, care and skill customarily employed by and expected from comparable firms in the electric generation construction industry, and (c) comply with all Laws;

   15.1.2  The Work will conform to the requirements of the Contract Documents, and will be free from Defects in materials, engineering, design, and workmanship; and

   15.1.3  All Materials provided by Contractor will be new and free from Defects in materials, engineering, design, and workmanship.

     15.2   Engineering and Design. Contractor hereby warrants that all engineering and design performed as part of the Work shall be performed in accordance with sound engineering practice, Prudent Industry Practice, Laws, and applicable Permits, and in conformity with the requirements of the Contract Documents.

     15.3   Nonconforming Work. If Work is discovered that does not conform to the requirements of the Contract Documents prior to the end of the applicable Warranty Callback Period, Owner, Owner’s Representative, and Other Owner Authorized Parties to the extent of their authority, shall have the authority to require Contractor at Contractor’s option to reperform, repair or replace any such item of the Work (including without limitation engineering, design or supply of Materials); provided, however, that neither their authority to act under this Subarticle 15.3, nor any decision made by them in good faith either to exercise or not to exercise such authority, shall give rise to any duty or responsibility of Owner, Owner’s Representative and Other Owner Authorized Parties to Contractor, or any Subcontractor, it being understood that Owner’s (or its representatives’) failure to so require Contractor does not relieve Contractor from its responsibility under the Contract Documents and liability for any error, fault or inconsistency in the Work or the Project. Failure to so require Contractor shall not be considered as acceptance of the Work.

     15.4   Standard Warranty Work. Except in the case of an Operating Emergency, if any of the Work is Defective or does not comply with the warranties contained in this Article and Owner gives Contractor Notice of such Defect, Contractor shall, at its sole expense and option, promptly correct such Defect by repair or replacement of any Defective Work. The decision to repair or replace shall be made following consultation with Owner and the repair or replacement shall be scheduled consistent with Owner’s operating requirements so as to minimize loss of production or use of any portion of the Plant to which the Work relates. Warranty Work shall be performed on a straight time basis; however, Contractor shall conduct such Warranty Work on an overtime schedule basis if Owner reasonably determines such a schedule is necessary to avoid or minimize the effects of an outage or load reduction, and Owner shall bear such additional costs. Except as stated herein, Contractor shall bear all costs and expenses associated with correcting any Defective Work and for the deductible portion of direct property damage of Owner to the extent caused by Contractor’s breach of warranty during the Warranty Remedy Period. Such costs and direct damages shall include, without limitation, the costs of necessary disassembly, transportation, reassembly, retesting, reworking, repair, or replacement of such Defective Work. Direct damages shall also include reasonable attorneys’ fees, engineering fees, the costs of testing reasonably required to verify that the repaired or replaced Work conforms to the applicable Warranties and requirements of this Contract in enforcing the provisions of Article 15. Contractor shall collect and assemble all warranties and maintenance manuals and deliver them to Owner as set forth in Exhibit L. Any repair and replacement performed by Contractor pursuant to Article 15 shall comply with the Laws, Prudent Industry Practice, and this Contract.

     15.5   Operating Emergency Warranty Work. In the event of an Operating Emergency which results from Work which is Defective or does not comply with the warranties contained in Article 15, Owner shall consult with Contractor to determine who would best be able to correct the Defective Work. If the Parties agree that Contractor would best accomplish such correction, Subarticle 15.4 shall apply to such correction. If the Parties agree that Owner would best accomplish such correction, Owner shall promptly correct such Defective Work by repair or replacement of any Defective Work. The decision to repair or replace shall be made with the concurrence of Contractor. Normally, Warranty Work shall be performed on a straight time basis; however, such Warranty Work shall be performed on an overtime schedule basis if Owner reasonably determines such a schedule is necessary to avoid or minimize the effects of an outage or load reduction, and Owner shall bear such additional costs. As with Standard Warranty Work, Contractor shall bear all costs and expenses associated with correcting any Defective Work to the extent caused by Contractor’s acts or omissions. Such costs and direct damages shall include, without limitation, the costs of necessary disassembly, transportation, reassembly, retesting, reworking, repair, or replacement of such Defective Work.

     15.6   Unit 1 Warranty Callback Period. The Unit 1 Warranty Callback Period for the Work shall run for a period of two (2) years from the Unit 1 Provisional Acceptance Date. If any Work shall be repaired, replaced, or otherwise corrected pursuant to this Article 15, the Unit 1 Warranty Callback Period for such Work shall be two years from the date that such repair, replacement, or correction is completed to Owner’s reasonable satisfaction. Notwithstanding the foregoing, in no event shall the Unit 1 Warranty Callback Period exceed three (3) years from the Unit 1 Provisional Acceptance Date.

     15.7   Unit 2 Warranty Callback Period. The Unit 2 Warranty Callback Period for the Work shall run for a period of two (2) years from the Unit 2 Provisional Acceptance Date. If any Work shall be repaired, replaced, or otherwise corrected pursuant to Article 15, the Unit 2 Warranty Callback Period for such Work shall be two years from the date that such repair, replacement, or correction is accepted by Owner. Notwithstanding the foregoing, in no event shall the Unit 2 Warranty Callback Period exceed three (3) years from the Unit 2 Provisional Acceptance Date.

     15.8   Catalyst Warranty.

   15.8.1  Guaranteed Catalyst Period. In addition to the above Warranties, Contractor warrants that the Catalyst used in the SCR Systems for Unit 1 and Unit 2, respectively, will not suffer a Catalyst Life Failure for a minimum of 24,000 hours (the “Guaranteed Catalyst Period”) from the date flue gas first passes through the Catalyst on each respective Unit.

   15.8.2  Catalyst Life. For Catalyst Life Failure, unless such failure is caused by Owner, that occurs between 0 to 24,000 hours of operation from first gas of Unit 1 or Unit 2, as the case may be, Contractor will conduct a root cause failure evaluation. After the corrective action plan as defined by Section 15.8.3 with the Owner and Catalyst manufacturer and selecting mutually agreeable repairs or modifications, Contractor shall make indicated repairs or modifications to achieve Performance Guarantees and replace and/or add Catalyst as required if Catalyst replacement and/or addition is indicated by the root cause failure evaluation. The repairs, modifications and retesting shall follow the procedure identified in Section 15.8.3.

   15.8.3  Catalyst Life Corrective Actions. Within fourteen (14) Days of a Catalyst Life Failure, Contractor shall initiate preparation of a corrective action plan complete with all drawings, data, specifications, and other information required for approval of the Work by Owner, and shall complete all such corrective action as soon as reasonably possible. For failure to meet the Guaranteed Catalyst Period, Contractor shall make all repairs and modifications necessary to correct and modify the Work to cause performance to so conform without cost to Owner. Contractor’s obligation to make repairs and modify the Work to meet the Guaranteed Catalyst Period shall not be limited by the Unit 1 or Unit 2 Warranty Callback Period but should extend only for three years from date flue gas first passes through the Catalyst on each respective Unit.

     15.9   Baglife Warranty.

   15.9.1  Guaranteed Baglife Period. In addition to the above Warranties, Contractor warrants that the fabric filter bags used in the Baghouse for Unit 1 or Unit 2, as the case may be, will not suffer Baglife Failure for a minimum of 25,000 hours (the “Guaranteed Baglife Period”) from the date flue gas first passes through the fabric filter bags on each respective Unit. Contractor shall provide replacement bags for all bags that suffer Baglife Failure during the Guaranteed Baglife Period and replacements will be made as Baglife Failure occurs. Owner will store bags provided by Contractor in a temperature and humidity controlled environment in accordance with the manufacturer’s written recommendations.

   15.9.2  Baglife Corrective Action. Within fourteen (14) Days of any Baglife Failure, Contractor shall conduct a root cause evaluation and prepare a corrective action plan complete with all drawings, data, specifications, and other information required for approval of the Work by Owner. Contractor shall complete all such corrective action as soon as reasonably possible. For failure to meet the Guaranteed Baglife Period Contractor shall provide replacement bags suitable to cause performance to so conform without cost to Owner. Contractor’s obligation to make repairs and modifications to the Work to meet the Guaranteed Baglife Period shall not be established by the Warranty Callback Period but will extend for three years from the date flue gas first passes through each respective Baghouse.

   15.9.3  Bag Pre-Coat. Contractor’s Baglife Warranty is contingent on Owner pre-coating the bags prior to first flue gas passage in accordance with Contractor’s recommendations in the O&M manual.

      15.10  Subcontractor Warranties. Contractor shall, for the protection of Contractor and Owner, obtain from all Subcontractors, and thereafter enforce, all warranties with respect to Work as are reasonably obtainable. Contractor shall use commercially reasonable efforts to secure warranties from all Subcontractors that extend for the Unit 1 Warranty Callback Period or the Unit 2 Warranty Callback Period, as the case may be, set out in Subarticles 15.6 and 15.7, respectively. Contractor agrees during the Warranty Callback Period, as soon as reasonably possible after receipt of Notice from Owner specifying any Defects, to cause the Subcontractor of such Work (or upon failure or refusal by such Subcontractor to do so itself), to inspect and to repair such Defects. All such repairs and replacements shall comply with Laws and Prudent Industry Practices. Contractor shall cause the Subcontractor of such Work (or upon failure or refusal by such Subcontractor to do so itself), to bear all costs and expenses associated with correcting any such Defective Work, including necessary disassembly, transportation, reassembly, and retesting, as well as reworking, repair, or replacement of such Work, and disassembly and reassembly of adjacent Work when necessary to give access to Defective Work. Notwithstanding the issuance of or inability to obtain any Subcontractor warranties, Contractor is responsible for the Work and compliance thereof with the requirements of the terms of the Contract Documents.

          15.11  Root Cause Repairs. If chronic failure of any of the Project’s components or Materials occurs during either the Unit 1 Warranty Callback Period or the Unit 2 Warranty Callback Period (either original or as may be extended as a result of failures during the original Warranty Callback Periods), as the case may be, Contractor shall investigate the root cause of such chronic failure and make such repairs, replacements or adjustments necessary to correct the root cause of the chronic failure in accord with Subarticles 15.6 and 15.7, respectively.

     15.12   Cure Rights of Owner for Breach of Warranty.  Except in cases of emergency, within ten (10) Days of receipt by Contractor of Notice and adequate supporting documentation from Owner specifying a Defect, (or such additional period as is necessary in circumstances where ten (10) Days is not reasonable given the circumstances), Contractor shall give Notice to Owner of when and how Contractor shall remedy said Defect; provided, however, that in cases of emergency, Contractor shall remedy such Defect as quickly as reasonably possible under the circumstances.  If Owner objects to the remedy period specified by Contractor and Contractor does not offer a substitute remedy period satisfactory to Owner, or if Contractor does not begin and diligently proceed to complete said remedy within the time period specified by Contractor and accepted by Owner, or if Contractor unreasonably fails to specify a remedy period acceptable to Owner within such ten-Day period (or immediately, in the case of emergency conditions), Owner, after Notice to Contractor, shall have the right to perform or to have performed by third parties the necessary remedy, and the reasonable and actual costs thereof shall be paid by Contractor, together with all reasonable and actual attorneys’ fees and engineering fees.
       15.13   Warranty and Passage of Title.  Contractor warrants that it passes good title to all Work provided pursuant to this Contract to Owner, free and clear of all Liens upon delivery to the Site.  Passage of title shall not affect risk of loss, which shall be governed by Article 23.
          15.14   Extent of Warranty.  The Warranties provided in this Article shall not cover the effects of normal wear, tear, deterioration, or abuse of the Work.  The Contractor shall have no obligation for breach of Warranty (a) if the Owner fails to store, operate or maintain the Work in accordance with Prudent Industry Practice and the provisions of any storage, operating or maintenance instructions furnished in writing by Contractor or its Subcontractors, or (b) if the Work is altered, repaired or installed by a party other than Contractor or its Subcontractors, other than emergency repairs to Contractor’s Work performed in accordance with Contractor’s operating and maintenance manuals or Prudent Industry Practice.  Contractor’s Representative shall have access to test and operating records, the Work and other information he or she deems necessary to investigate the validity of a claim under this Warranty.
   15.15    Warranty Disclaimer.  THE EXPRESS WARRANTIES SET FORTH IN THE CONTRACT DOCUMENTS, EXCLUDING EXHIBIT A, ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
   15.16    Failure of Owner to Operate and Maintain Work.  The duties, liabilities and obligations of Contractor under this Article 15 do not extend to any repairs, adjustments, alterations, or replacements of materials as a result of the failure of Owner to operate and maintain the Work in accordance with Contractor-supplied operating manuals, or which are required as a result of normal wear and tear in the operation of the Work nor to damage or wear occasioned by abrasion, corrosion, erosion or chemical attack resulting from conditions that are not within the performance conditions set forth in the Technical Specifications.

ARTICLE 16

DISPUTE RESOLUTION

      16.1       Step Negotiations.  The Parties shall attempt in good faith to resolve all disputes promptly by negotiation, as follows.  Either Party may give the other Party written Notice of any dispute not resolved in the normal course of business.  Executives of both Parties at levels one level above the Parties’ personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten (10) Days after delivery of such Notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute.  If the matter has not been resolved within thirty (30) Days from the referral of the dispute to senior executives, or if no meeting of senior executives has taken place within fifteen (15) Days after such referral, either Party may initiate mediation as provided hereinafter.  If a Party intends to be accompanied at a meeting by an attorney, the other Party shall be given at least three (3) Business Days’ Notice of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.  Each Party will bear its own costs for this dispute resolution phase.
       16.2       Mediation.  In the event that any dispute arising out of or relating to the Contract Documents is not resolved in accordance with the procedures set forth in Subarticle 16.1, such dispute must be submitted to mediation to  Jonathan Marks of MarksADR, LLC or any mutually agreed to mediator.  The mediation shall take place at a neutral location near the Project Site unless otherwise agreed to by the Parties.  If the mediation process has not resolved the dispute within thirty (30) Days of the mediation session or within such longer period as the Parties may agree, the dispute shall be decided by arbitration as set forth below.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purpose of the Federal Rules of Evidence and state rules of evidence.  Each Party will bear its own costs for this dispute resolution phase.
       16.3       Arbitration.  All claims, disputes and other matters in question not resolved by mediation between the Parties to this Contract arising out of or relating to the Contract Documents or the breach thereof shall be decided by arbitration by the American Arbitration Association (at a neutral location near the Project Site) or by a mutually agreed upon arbitrator.  The arbitration shall take place at a neutral location and be conducted in accordance with the American Arbitration Association Construction Industry Arbitration Rules then obtaining or a mutually agreed upon set of arbitration rules.  This Contract to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith will be specifically enforceable under the prevailing arbitration law of any court having jurisdiction.  Notice of demand for arbitration must be filed in writing with the other Party to this Contract and with the AAA or other mutually agreed to arbitrator.  The demand must be made within a reasonable time after the dispute has arisen.  In no event may the demand for arbitration be made if the institution of legal or equitable proceedings based on such dispute is barred by the applicable statute of limitations.  If the total dispute, exclusive of interest and arbitration costs, does not equal or exceed one million dollars, the arbitration shall be heard by one neutral arbitrator.  If the total dispute equals or exceeds one million dollars, then the arbitration shall be heard by three neutral arbitrators.  Any arbitration may be consolidated with any other arbitration proceedings.  Either Party may join any other interested parties.  The award of the arbitrator(s) shall be specifically enforceable in a court of competent jurisdiction.  Each Party will bear its own costs for this dispute resolution phase.
      16.4        Continued Prosecution of the Work.  In case of any dispute which is or may be the subject of mediation, Contractor shall continue to diligently prosecute the Work and maintain its progress, and Owner shall continue to make payments to Contractor for those portions of the Work completed that are not the subject of dispute in accordance with this Contract.
ARTICLE 17

TAXES

   17.1  Payment by Contractor. The Contract Price includes federal, state and local taxes levied on wages and/or salaries paid to Contractor’s employees, and all taxes based upon net income of Contractor’s business. However, the Contract Price is exclusive of any present or future federal, state, municipal or other sales or use tax with respect to the Work covered hereby, or of any other present or future excise tax upon or measured by the gross receipts from this transaction or any allocated portion thereof or by the gross value of the Work covered hereby; and of any present or future property tax or other similar charge with respect to the Work covered hereby. If Contractor is required by applicable Laws to pay or collect any such tax or taxes or import duties on account of this transaction or the Work covered hereby, then such amount of tax or import duties and any penalties and interest thereon shall be reimbursed to Contractor or paid by Owner.

       17.2      Tax Exemption.  Missouri Law provides a sales and use tax exemption for (1) machinery, equipment and parts used directly for manufacturing a product which is intended to be sold ultimately for final use and consumption, (2) the materials, supplies and parts solely required for the installation or construction of such machinery and equipment, and (3) repair and replacement parts for such machinery and equipment.  When purchasing such machinery, equipment and parts for delivery and installation in Missouri, Owner shall provide Contractor with a valid Missouri Form 149, Exemption Certificate a copy of which is attached hereto as Exhibit Q, which Contractor shall maintain on file during the period of this Contract.  Contractor shall not invoice Owner for any Missouri sales and/or use tax for any machinery, equipment and parts covered by such exemption certificate.
       17.3      Indemnification.  Contractor agrees to indemnify and to hold Owner harmless, at its own cost and expense from any expense, cost or liability resulting from the nonpayment of any taxes or withholding for which Contractor is contractually liable.
      17.4       Assurances.  Contractor agrees to present, if so requested by Owner, satisfactory evidence of payment of all such taxes and payroll deductions to the proper authorities.

ARTICLE 18

INDEMNIFICATION

   18.1  Contractor Indemnity. To the fullest extent permitted by Laws, Contractor waives any right of contribution and agrees to indemnify, defend and hold harmless Owner and its parent, affiliates, sister entities, officers, directors, employees, agents, representatives, subsidiaries, successors, and assigns and the Owner’s Engineer, (collectively, “Owner Indemnitees”) from and against all Losses in respect of any loss or damage to third-party physical property, other than the Work, death or personal injury, to the extent caused by the negligence, including any in the performance of professional services Work under the Contract Documents or breach of statutory duty of Contractor, Subcontractors, or their respective employees and agents arising prior to three years from the date Owner and Contractor execute a Certificate of Final Completion. Such obligation shall not negate, abridge, or otherwise reduce any other common law or statutory right or obligation of indemnity or contribution which exists in favor of the Owner Indemnitees. The obligations of Contractor under this Contract shall not extend to the liability of Owner Indemnitees arising out of their negligence. Contractor shall use commercially reasonable efforts to impose identical duties upon all Subcontractors of Contractor; however, the inability of Contractor to impose such identical duties on a Subcontractor shall not relieve Contractor from any liability assumed under this Section, including Losses caused by Subcontractor.

       18.2      Workers Compensation Waiver.  To the fullest extent permitted by law, Contractor expressly (1) waives the benefit, for itself and all Subcontractors insofar as the indemnification of Owner is concerned, of the provisions of any applicable workers compensation law limiting the tort or other liability of any employer on account of injuries to the employer’s employees, and (2) assumes liability in accordance with this Article.
       18.3       Not Used.
              18.4        Patent Indemnity.  Contractor agrees to indemnify, defend, and hold Owner and any other Owner Indemnitee harmless from and against any and all Losses that any Owner Indemnitee may hereafter suffer or pay out by reason of any infringement of a patent based upon the Work designed or used by Contractor or any of its Subcontractors.

   18.4.1  Notification by Owner. Contractor shall, at its sole expense, promptly defend against any patent indemnity claim, demand, action or proceeding, unless directed otherwise by Owner, provided that Owner shall have notified Contractor upon becoming aware of such claim, demand, action or proceeding and provided further that Contractor’s aforementioned obligations shall not apply to materials, equipment or processes furnished or specified by Owner.

   18.4.2  Substitution of Non-Infringing Equipment or Processes or Modification. Contractor shall have the right, in order to avoid such claim, demand, action or proceeding, to substitute, at its expense, non-infringing equipment or processes, or to modify such infringing equipment or processes of the Work so they become non-infringing, or to obtain the necessary licenses to use the infringing equipment or processes provided that such substituted and modified equipment or processes meet all the requirements and are subject to all the provisions of this Contract.

   18.4.3  Rights of Owner Upon Injunction. If Owner or Contractor is enjoined from completion of the Work or any part thereof, or from the use, operation, or enjoyment of the Work or any part thereof as a result of any claim, legal action, or litigation of the type described in this Subarticle, Contractor shall use commercially reasonable efforts to have such injunction removed promptly at no cost to Owner, and Owner may without thereby limiting any other right it may have hereunder or at law or in equity, require Contractor at Contractor’s option to supply, temporarily or permanently, facilities not subject to such injunction and not infringing any patent or to replace all such facilities or to take such steps as may be necessary to ensure compliance by Owner with such injunction, all to the satisfaction of Owner while maintaining the functionality of the AQC Systems, the SCR Systems, and the Unit 2 Boiler and all without cost or expense to Owner, including any additional operating cost.

ARTICLE 19

INSURANCE

       Contractor shall provide the insurance as set forth in the attached Exhibit R.  Owner reserves the right to implement an Owner Controlled Insurance Program (OCIP) and Contractor agrees to cooperate with Owner and provide Owner a credit for the full value of those insurance premiums that Contractor no longer incurs as a result of the implementation of an OCIP.

ARTICLE 20
EVENTS OF DEFAULT AND TERMINATION

   20.1      Termination Without Cause.  This Contract may be terminated by Owner at any time without liability for damages and without need to show cause by giving ten (10) Days Notice to Contractor, provided however, upon termination of this Contract pursuant to this Subarticle.  Owner shall pay Contractor for the sums expended in the performance of the Work performed up to the date of termination as follows: (a)  All direct labor and material costs and expenses incurred prior to cancellation or suspension; (b)  Ten percent (10%) of the direct labor costs and expenses incurred prior to cancellation or suspension for overhead expenses; (c)  Ten percent (10%) of the direct labor cost and expenses incurred prior to cancellation or suspension for profit; and (d)  Reasonable expenses, if any, specifically incurred by Contractor solely as a result of the cancellation or suspension, less salvage value (if any) of the Work.  This includes, but is not limited to, all amounts due and not previously paid to Contractor for products completed in accordance with this Contract prior to such Notice, a reasonable amount for any products then in production, reasonable costs of settling and paying claims arising out of the cancelled orders, and all costs for providing Owner with requested assistance pursuant to Article 20 or otherwise, after the date of termination.  These items shall not be considered incidental, consequential or indirect damages.
   20.1.1       Limitation of Liability.  Owner’s liability for termination shall be limited to the foregoing, and Owner shall not be liable for incidental, consequential or indirect damages.
   20.1.2       Credits.  Owner shall be credited in full for any and all payments made prior to termination.
   20.1.3       Profits.  Contractor shall make every reasonable effort to mitigate any termination costs.  Whether Owner terminates Contractor with or without cause or suspends Contractor’s Work, in no event shall Owner be responsible for termination expenses (other than provided above), for overhead costs associated with Work not performed by Contractor, for any profits Contractor would have earned if it had completed the Work, or for any consequential, incidental, or indirect damages.
   20.1.4       Contractor Duty.  Contractor shall make every reasonable effort to minimize such termination charges, including alternate utilization of its work force, materials and equipment to fill other existing and additional orders and contracts.  Within thirty (30) Days of receipt of written Notice of termination, Contractor shall present in writing its claim for termination charges, providing documentation and justification for each item in reasonable detail.  In no event shall Owner be responsible for termination expenses (other than provided herein), for overhead costs associated with Work not performed by Contractor, for any profits Contractor would have earned if it had completed the Work, or for any consequential, incidental, or indirect damages.

       20.2      Contractor Events of Default.  Any of the following shall constitute an “Event of Default” with respect to Contractor if not cured in all material respects within the applicable cure period provided herein.  Cure of such failure or action, except as otherwise expressly provided in this Subarticle, must be remedied within thirty (30) Days after receipt of Notice from Owner describing Contractor Event of Default; provided, however, if such default cannot be remedied within such thirty-Day period and Contractor commences to remedy such default within such thirty-Day period and thereafter diligently pursues mutually agreeable appropriate action to remedy such default, then such cure period shall be extended for such mutually agreeable period as shall be necessary to cure such default.  Owner and Contractor shall use their reasonable best efforts to agree upon an appropriate period of time for the cure; provided that the failure to so agree shall not affect the rights and obligations of the Parties hereunder.  Events of Default include but are not limited to the following:

   20.2.1       Failure of Contractor to discharge or perform any material duty or obligation under the Contract Documents for which no other exclusive remedy, such as a liquidated damage, applies unless such exclusive remedy has not been fulfilled by Contractor;
   20.2.2       Failure of Contractor to make to Owner, when due, any payment required under this Contract if that failure is not remedied on or before the thirtieth (30th) Day after Owner provides Notice to Contractor of such failure; provided, however, the provisions of this Subarticle shall not apply to payments that are the subject of a good faith dispute pursuant to Article 16;
   20.2.3       Failure of Contractor to maintain the  Five Percent LOC or Performance LOC as required by this Contract;
   20.2.4       Assignment of Contractor’s rights or obligations under this Contract, except as provided in this Contract.
   20.2.5       Any of the following shall be considered “Events of Default” to which no period of cure shall apply and Owner shall immediately have the right to exercise the remedies listed in Subarticle 20.4:
      20.2.5.1       The dissolution or termination of Contractor’s existence;
        20.2.5.2     The appointment of a receiver, trustee or liquidator of Contractor or of substantially all of Contractor’s property;
          20.2.5.3       An admission in writing by Contractor of its inability to pay its debts generally as they become due;
          20.2.5.4       A general assignment by Contractor for the benefit of its creditors;
      20.2.5.5       The filing by or against Contractor of a petition in a proceeding under the bankruptcy or insolvency laws applicable to it as such bankruptcy or insolvency laws are now or hereafter in effect;
      20.2.5.6       Contractor seeking relief from its creditors in any other proceeding under federal bankruptcy laws or state insolvency statutes, or shall otherwise become insolvent or bankrupt.
       20.3        Remedies for Contractor Default.  If an Event of Default has occurred and cure efforts have not been initiated by the appropriate date, or such Event of Default shall not have been cured in all material respects at the conclusion of the applicable cure period, Owner, at its discretion, may be entitled to take one or more of the following actions:
   20.3.1       Proceed against Contractor pursuant to Article 16;
   20.3.2       Seek specific performance of Contractor’s obligations under this Contract to the extent permitted by Laws; or
   20.3.3       Terminate this Contract.

       20.4       Owner Termination for Cause.  In the event that Owner terminates this Contract for Contractor’s default, Owner shall have a license to use any and all patented and/or proprietary information, and all drawings and plans Owner deems necessary to complete the Work including use of such information for the operation and maintenance of the AQC Systems, the SCR Systems, and the Unit 2 Boiler.  Further, Owner shall have the right, but not the obligation to pay for Materials already ordered by Contractor for use on the Project, to take possession of any or all of Construction Aids located at the Site for the purpose of completing the Work, with such Construction Aids to be returned to Contractor upon the completion of the Work.  Although Owner shall use reasonable efforts to mitigate the cost for completion of the Work, Owner may employ any person, firm, or corporation to finish the Work by whatever method Owner may deem expedient and may undertake such expenditures as in Owner’s sole judgment will best accomplish the timely completion of the Work (including, where necessary, the entry into contracts without prior solicitation of proposals).  In such event, Contractor shall not be entitled to receive any further payments under this Contract except for payments for Work performed prior to such termination based on the percentage of Work completed, subject to Subarticle 20.5.
   20.4.1       Contractor Liable for Excess Costs to Complete Work.  If the cost to Owner of completing the Work, including costs of accelerated or expedited construction methods customarily and actually performed in an attempt to mitigate any delay by Contractor and reasonable charges for administering any subcontract and for legal fees associated with the termination exceeds the Contract Price, then Contractor shall be liable for the amount of such excess.  Owner shall be entitled to offset any such excess costs against any amount due Contractor for Work performed prior to termination.
   20.4.2       Contractor’s Additional Services Relative to the Work.  If Owner elects to terminate this Contract pursuant to Subarticle 20.4, Contractor shall, at Owner’s request and Contractor’s expense, perform the following services relative to the Work so affected: (a)  Assist Owner in preparing an inventory of all Materials in use or in storage at the Site; (b)  Assign to Owner all subcontracts and other contractual agreements as may be designated by Owner; and (c)  Remove from the Site all such Construction Aids and rubbish as Owner may request.
       20.5       Additional Consequences of Termination.  Upon any termination pursuant to this Article 20, Contractor shall have no further liability for payment of unaccrued liquidated damages for failure to meet Schedule pursuant to Article 22, nor liquidated damages for failure to meet the Performance Guarantees pursuant to Article 22. Owner may at its option elect to (a) take possession of the Work performed to date, materials or equipment remaining at the Site, and (b) succeed to the interests of Contractor in any or all subcontracts entered into by Contractor with respect to the Project, and shall be required to compensate such Subcontractors only for compensation becoming due and payable to such parties under the terms of their Subcontracts with Contractor from and after the date Owner elects to succeed to the interests of Contractor in such Subcontracts.
       20.6       Limitation of Liability.  Except only as provided in the penultimate sentence of this Subarticle 20.6, the liability of one Party to the other and its successors and assigns relating to the Work of this Contract shall not exceed in the cumulative aggregate the Contract Price (the “Total Liability Limitation”), regardless of whether any such liability may be based on contract, guarantee, indemnity (except only as provided in the last sentence of this Subarticle 20.6), warranty, tort, including negligence or gross negligence, strict liability, or otherwise, and each Party hereby releases the other Party from any liability in excess thereof.  The provisions of this Subarticle 20.6 do not apply to limit: (a) Contractor’s obligation to achieve Unit 1 Final Completion; (b) Contractor’s obligation to achieve Unit 2 Final Completion; (c) Subarticle 20.4.1; (d) Contractor’s indemnity obligations under Article 18.1, 18.3 and 18.4; or (e) Owner’s Indemnity for Hazardous Substances.  This Limitation of Liability shall prevail over any inconsistent provisions contained in any of the documents comprising the Contract, irrespective of any order of precedence.
      20.7        Consequential Damages.  Except to the extent of the liquidated damages provided for in Article 22 and Exhibit S, the requirement to prevent the placement of Liens in Article 12, the adjustments provided for in Article 13, any amounts paid to third parties as a result of Contractor’s indemnity obligations under Article 18.1, 18.3 and 18.4, or Contractor’s costs incurred in performing Warranty Work set forth in Article 15 may be construed to be consequential damages, whether as a result of breach of contract, guarantee, tort, including negligence, strict liability or otherwise, neither Party hereto shall be liable for loss of profits or revenue, loss of use, cost of capital, down time costs, loss of opportunity, loss of goodwill, cost of purchased or replacement power, and/or claims of customers of the other Party for such damages or for indirect, incidental, consequential or exemplary damages of any nature or kind; and Owner and Contractor hereby release each other from liability to the other for such damage.  Contractor shall obtain from all Subcontractors for the benefit of Owner releases from all such liability in accordance with the foregoing provisions of this Subarticle 20.7.

      20.8        Applicability.  The waivers and disclaimers of liability, releases from liability, limitations on liability, indemnities, and exclusive remedy provisions set forth in this Contract shall apply even in the event of the fault, negligence (in whole or in part), strict liability, or other basis of liability of the Party to the benefit of which such provisions operate.  In the event either Party asserts a claim or claims against any of the other Party’s  partners, shareholders, directors, officers, employees, agents, companies affiliated with such Party or their directors, officers or employees (such Persons, “Related Persons”), the aggregate recovery of the asserting Party pursuant to such claim or claims shall, except to the extent prohibited by law, be limited by the waivers and disclaimers of liability, releases from liability, limitations on liability, indemnities, and exclusive remedy provisions set forth in this Contract, even in the event of the fault, negligence (in whole or in part), strict liability, or other basis of liability of any of the Related Persons.
      20.9        Books, Records and Right To Audit.  In the event of suspension or cancellation of the Work at any time by Owner and a claim by Contractor for suspension or cancellation charges or time and material work, Owner shall have the right at any reasonable time, upon written Notice to Contractor, to perform or cause to be performed at Owner’s expense, audits and/or reviews by its personnel or outside experts of all of Contractor’s books and records supporting any such claim under this Contract for three (3) years after the event of suspension or cancellation.  Contractor shall maintain all books and records for the Project as required by Law but in no event less than three (3) years.
      20.10       Insolvency of Owner.  The Owner’s insolvency shall constitute an Owner event of default.  Upon the occurrence of an Owner event of default, Contractor shall provide Notice of such default and demand cure of the same within thirty (30) days of the date of Notice.  If the event of default is not cured within the 30-day period, Contractor may with fifteen (15) days prior written Notice, suspend performance of the Work.  Should an Owner event of default not be cured within ninety (90) days of the original notice of default, Contractor may be entitled to terminate this Contract.
ARTICLE 21

TESTING AND FINAL COMPLETION

    21.1    Scheduling of Performance Testing. At least sixty (60) Days prior to the time Contractor believes that the Work is ready for Performance Testing as set forth in Exhibit E, Contractor shall provide Notice to Owner of the estimated date to begin the Performance Tests identified in the Contract Documents. The Performance Testing shall not be postponed more than nine (9) months from the date of Provisional Acceptance. If Performance Testing is not conducted within nine (9) months from the Guaranteed Unit 1 Provisional Acceptance Date or the Guaranteed Unit 2 Provisional Acceptance Date, as applicable, due to no fault of Contractor, the Performance Testing shall be deemed to have been achieved If Performance Testing has not been completed by Owner prior to the Guaranteed Unit 1 Substantial Completion Date or the Guaranteed Unit 2 Substantial Completion Date B, as the case may be, due to no fault of Contractor, then Owner will pay Contractor the payment due for achieving Unit 1 Substantial Completion or Unit 2 Substantial Completion B as if Substantial Completion for the Unit had been achieved. However, by making such payment, Owner does not waive its right to dispute Contractor’s entitlement to such payment if, once the Performance Tests have been performed, such Performance Tests demonstrate that the Work does not meet the Performance Guarantees in Exhibit S.

      21.2         Achievement of Performance Guarantees.  If the Performance Tests demonstrate that the Work meets the Performance Guarantees as set forth in Exhibit S, the Work shall be accepted by Owner for Unit 1 Substantial Completion or Unit 2 Substantial Completion B, as the case may be.  Upon Provisional Acceptance of each Unit, Owner shall assume operational control of the Unit.  Contractor may continue to work to complete the Work at the scheduling of Owner and without interfering with Owner’s needs to supply power.
      21.3         Failure of Performance Tests.  Within six (6) weeks of completion of failed Performance Testing, to the extent such failure is attributable to Contractor, Contractor must submit a corrective action plan to address Contractor’s portion of the failed Performance Testing complete with all drawings, data, specifications, and other information required for approval of the Work by Owner and shall complete all such corrective action as soon as reasonably possible to meet the Performance Guarantees.  Following completion of the corrective action, Performance Testing of the Units shall be repeated, at Owner’s expense, to determine if the Work as so corrected complies with the Performance Guarantees.
      21.4         Retainage for Punchlist Items.  For any outstanding Punchlist items that remain on the Punchlist following Unit 2 Substantial Completion B, Owner shall retain one and one-half times the monetized value of the Punchlist from the final payment.

ARTICLE 22

LIQUIDATED DAMAGES

      22.1         Performance Guarantees.  The principal Unit 2 Boiler and Units 1 and 2 AQC Systems performance features with specific performance guarantees by Contractor are listed in Exhibit S.  Contractor guarantees that if the Boiler, AQC and SCR Systems are operated and tested as provided in Exhibit S, they will each perform in accordance with the guaranteed performance data stipulated in the Technical Specifications utilizing performance fuel.  The specific Performance Guarantees set forth in Exhibit S are the only guarantees of performance made by Contractor with respect to the Work with the exception of the Catalyst Life Guarantee and the Baglife Guarantees set forth in Article 15.
      22.2         Liquidated Damages For Failure to Meet Performance Guarantees.  The amount of liquidated damages payable to Owner in the event that Contractor is unable to satisfy the Performance Guarantees as set forth in Exhibit S.  Performance Guarantees and associated liquidated damages, if applicable, for Unit 1 and Unit 2 shall be the same unless otherwise indicated.  The Parties agree that certain Performance Guarantees for Unit 1 or Unit 2 for which the payment of liquidated damages shall be an acceptable remedy for failure to satisfy the applicable Performance Guarantees.
       22.3       Liquidated Damages For Delay and Failure to Meet Schedule. The applicable liquidated damages are more fully described in Exhibit S.
      22.4        Liquidated Damages Exclusive Remedy.  Payment of liquidated damages by Contractor to Owner shall be Owner’s sole and exclusive remedy and Contractor’s sole liability for delay.  Additionally, after Contractor achieves Provisional Acceptance for each respective Unit, Contractor’s payment of the applicable amount of liquidated damages with respect of the limited range of deviation from the Performance Guarantees shall constitute the sole and exclusive remedy by Owner and the sole liability of Contractor to Owner for Contractor’s failure to achieve a percentage of the Performance Guarantee.  Notwithstanding the foregoing, Contractor’s obligation to pay liquidated damages to Owner shall not affect, waive, or otherwise modify Contractor’s warranty obligations to Owner.

       22.5       No Liquidated Damages for Owner Delay.  If no bonus is agreed upon by the Parties pursuant to Section 12.2, Contractor shall have no liability for liquidated damages for any delay in achieving Unit 2 Provisional Acceptance, if, after the Guaranteed Unit 2 Provisional Acceptance Date, the period of time the Unit is not operating for reasons other than Contractor’s delay, including but not limited to delay by Owner or Owner’s other contractors including the turbine installation contractor and balance of Plant contractor.  However, if the Parties are able to agree on a bonus, then Contractor will be liable for Liquidated Damages for delay in accordance with the Contract Documents.
       22.6        Liquidated Damages Reasonable.  It is understood and agreed between Contractor and Owner that: (a) Contractor’s failure to meet the Guaranteed Unit 1 Provisional Acceptance Date and the Guaranteed Unit 2 Provisional Acceptance as set forth in Exhibit E, will cause Owner to suffer substantial damages; (b) Owner’s loss from failure to achieve Unit 1 Provisional Acceptance on or before the Guaranteed Unit 1 Provisional Acceptance Completion Date, Unit 2 Provisional Acceptance by the Guaranteed Unit 2 Provisional Acceptance Date, or failure of the Work to comply with any of the Performance Guarantees would be uncertain and impossible to determine or quantify with precision; (c) the provisions set forth in this Section both limit the liability of Contractor and establish agreed compensation and damages; (d) such provisions represent a reasonable endeavor on the part of Contractor and Owner to estimate fair and reasonable compensation for the foreseeable damages from each of the potential events for which liquidated damages are provided in Exhibit S; and (e) subject to the limitations on liquidated damages contained in this Article and Exhibit S, such liquidated damages are cumulative.
ARTICLE 23

RISK OF LOSS

       Care, custody, and control of the Work and full risk of loss shall pass to Owner upon the earlier to occur of Provisional Acceptance of each Unit, or Termination or as agreed by the Parties the (“Care, Custody and Control Date”).  Owner shall assume the risk of physical loss or damage to the applicable portion of the Work or the Plant from and after the Care, Custody  and Control Date; provided, however, Contractor shall remain liable for deductibles under Owner’s insurance policies for loss or damages to the extent caused by fault, including negligence, of Contractor to the extent of Contractor’s or its Subcontractors’ acts or omissions.  Owner shall waive its rights of subrogation against Contractor and Subcontractors for loss or damage incurred from and after the Care, Custody  and Control Date that may be covered under Owner’s insurance and hereby releases Contractor and Subcontractors for such liability to the extent of recoveries from Owner’s insurance.  Contractor shall be obligated to replace, repair, or reconstruct any and all Work or supplies furnished by Contractor that are lost, damaged, or destroyed prior to transfer of care, custody, and control of the Work to Owner.

ARTICLE 24

FORCE MAJEURE

       24.1       Definition.  As used in this Contract, the term “Force Majeure” shall mean any acts, events, or occurrences that are not caused by the fault, negligence or willful misconduct of the affected Party and are beyond the reasonable control of a Party, including but not limited to acts of God, earthquakes, floods, tornado, tidal wave, lightning, fire, quarantine, blockade, governmental acts (other than the time periods associated with obtaining approvals necessary from governmental agencies), court orders or injunctions, war (declared or not), rebellion, terrorism (foreign and domestic), riots, insurrection or civil strife, sabotage, explosions, strikes, work stoppages or other labor dispute (if, (a) a national or regional strike, and (b) if the strike is not against Contractor or its Subcontractors), other than those caused by: (1) breaches of any collective bargaining agreement by Contractor or any of its Subcontractors, (2) actions of Contractor toward Owner’s personnel or Owner’s contractors’ personnel, or (3) unfair labor practices of Contractor; provided, however, that “Force Majeure” does not include Contractor’s inability to obtain labor or to pay monies due and owing, nor shall Force Majeure include weather conditions other than those specifically listed above or those weather conditions upon which Owner and Contractor mutually agree prevent the Work from proceeding for safety or efficiency reasons.
      24.2        Excused Performance.  A Party shall be excused from performance and shall not be considered to be in default with respect to any obligation hereunder, except the obligation to make payments previously due in a timely manner, if and to the extent that its failure of, or delay in, performance is due to a Force Majeure; provided the Party claiming excuse by reason of such Force Majeure: (a) gives the other Party written Notice describing the particulars of the Force Majeure event as soon as reasonably practicable, but in no event later than ten (10) Days after the affected Party’s knowledge of the occurrence of such event; (b) suspends performance only to the extent and for the duration that is reasonably required by the Force Majeure event; (c) is not excused as a result of such occurrence from any obligations of such Party which arose before the occurrence causing the suspension of performance; (d) uses commercially reasonable efforts to overcome or mitigate the effects of such occurrence; and (e) promptly resumes performance hereunder when such Party is able to resume performance of its obligations under this Contract, and shall give the other Party written Notice to that effect.
       24.3       Settlement of Strikes.  Notwithstanding the foregoing, nothing in Article 24 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to such Party’s interest.  It is understood and agreed that the settlement of strikes, walkouts, lockouts or other labor disputes shall be entirely within the discretion of the Party experiencing such action.  Owner may direct Contractor, at Contractor’s costs, to take reasonable steps to resolve any strike, walkout, lockout or other labor dispute and procure Materials or labor from other sources so as to minimize adverse impact on the Project.
      24.4        Burden of Proof.  If the Parties are unable in good faith to agree that a Force Majeure event has occurred, the Party claiming a Force Majeure event shall have the burden of proof as to whether such Force Majeure event (a) has occurred, (b) was not a result of such Party’s, its agents’ or subcontractor’s acts or omissions, and (c) could not have been avoided by due diligence or the use of reasonable efforts of such Party or its agents.
      24.5        Termination for Force Majeure Delay.  Owner may terminate this Contract for Force Majeure delay upon fifteen (15) Days’ written Notice to Contractor after a delay or suspension resulting from an event of Force Majeure and lasting at least sixty (60) Days after a Force Majeure Delay Date.  If Owner elects to terminate pursuant to Subarticle 24.5, Owner shall compensate Contractor for all Work performed as of the termination date as provided in Subarticle 20.1 as if the termination were one without cause.  Such compensation shall be made by Owner within thirty (30) Days of receipt of a final invoice from Contractor computed as set forth herein.
       24.6        Force Majeure as a Change.  If the Parties experience a Force Majeure event, Contractor may make a claim for a Change Order to modify the Project Schedule pursuant to Article 13.  No Force Majeure event shall give rise to a change in the Contract Price unless the delay caused by the Force Majeure event lasts more than five (5) consecutive Days.  In the event that the Force Majeure event does last more than five Days, a change in the Contract Price shall be limited to the direct costs incurred by the Contractor after the first five Days of such delay, as determined pursuant to the provisions of Article 13.

ARTICLE 25

FEDERAL CONTRACTING REQUIREMENTS

      Owner is a U.S. government contractor.  In order to comply with the requirements applied to Owner by the government under Owner’s agreement, Owner’s suppliers and contractors, including Contractor, are required to comply with the rules outlined in Exhibit M.

ARTICLE 26

MILLENNIUM COMPLIANCE

       26.1       Millennium Compliant Software.  Contractor warrants that the Materials, any embedded processor or firmware and software or related equipment (collectively “Software”) is “Millennium Compliant” (defined below).  For the purposes of this Contract “Millennium Compliant” means:
   26.1.1      The Software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date and time inputs and date and time values, and returns and displays date and time values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000;
   26.1.2     The Software will function without interruptions caused by the date in time on which the processes are actually performed or by the date input to the Software, whether before, on, or after January 1, 2000;
   26.1.3      The Software stores and displays date information in ways that are unambiguous as to the determination of the century.
       26.2      Testing.  Contractor warrants that the Software has been tested by Contractor to determine whether the Software is Millennium Compliant.  Contractor shall deliver the test plans and results of such tests upon written request from Owner.  Upon Owner’s written request, Contractor agrees to participate in additional tests of the Software at no charge to determine Millennium Compliance.  Contractor shall notify Owner immediately of the results of any tests or any claim or other information, which indicates that the Software is not Millennium Compliant.
      26.3       Subcontractor Warranties.  Contractor agrees to pass through to Owner any and all warranties concerning this Millennium Compliance issue, resting in Contractor from any and all Subcontractors.
      26.4        Non-Compliant Software.  To the extent that it is determined by Owner in its reasonable discretion that the Software is not Millennium Compliant, Contractor agrees to immediately formulate and implement a written plan of action to modify the Software such that it is Millennium Compliant.  A copy of such plan of action shall be delivered to Owner within ten (10) Business Days after completion of the same.
       26.5      Owner Liability.  Any required correction to the Software caused by misinformation supplied by Owner, Owner’s error of omission or commission, material failure to follow Contractor’s operating instructions or any reason not attributable to Contractor are not included in these warranties and will be billed at Contractor’s rates which shall be those rates which would be chargeable under Contractor’s most favorable contract terms then in effect.
       26.6      Contractor Obligations.  In the event that Contractor is unable to cure any substantial nonconformance in the Software during the period ending ninety (90) Days after the expiration of the Software Warranty Period, Owner may, at its option, require Contractor to refund in full the purchase price of the Software and any other items procured from Contractor within a reasonable time period around the time of procurement of the Software which are rendered substantially unusable by the lack of functionality of the Software.  In this event, any associated agreement for maintenance of the Software or other terminated items, to the extent that it covers the Software or the other terminated items, shall be terminated and any pre-paid maintenance will be refunded to Owner on a pro rata basis.

ARTICLE 27

UNDERGROUND INSTALLATIONS

      27.1        Contractor Responsibility.  Contractor shall be solely responsible for protecting all known existing underground installations and underground utilities within the construction limits of the Work and elsewhere where any of Contractor’s below ground installations are anticipated or required or where construction operations may subject underground installations or underground utilities to damage.
      27.2        Maintaining Records of Underground Facilities.  All information relative to the underground installations and underground utilities shall be recorded by Contractor and incorporated into the records required by this Contract.

ARTICLE 28

SAFETY AND FIRST AID

      28.1        Responsibility and Liability.  Contractor shall be solely and completely responsible and liable for any damages caused by Contractor’s or its Subcontractors’ negligent acts or omissions.  Contractor shall be fully responsible for the protection of all persons including members of the public, employees of Owner, and employees of other contractors or subcontractors, and all public and private property including structures, sewers and utilities, above and below ground.  Contractor shall take all reasonable precautions to protect the workers and others about the premises and the public on the streets, highways, or rights-of-way.
       28.2        Safety Standards.  Contractor shall be responsible for assuring that all Work performed under this Contract complies with all applicable safety standards.  Contractor shall also observe all applicable Owner safety rules.  Contractor alone shall be responsible for the safety, adequacy, and efficiency of its Construction Aids, and methods.  This requirement will apply continuously and not be limited to normal working hours.  Owner’s review of Contractor’s performance is not intended to include review of the adequacy of Contractor’s safety measures in, on, or near the Site.

ARTICLE 29

MISCELLANEOUS PROVISIONS

      29.1   Entire Contract; Amendment. This Contract sets forth the full and complete understanding of the Parties with respect to the subject matter hereof, as of the Effective Date, and supersedes any and all agreements and representations (oral or written) made or dated prior thereto. Subsequent to the date hereof, this Contract may be supplemented and amended only by written agreement signed by authorized representatives of the Parties.

      29.2         Independent Contractor.  Contractor shall be an independent contractor with respect to the Work to be performed hereunder.  Contractor, its Subcontractors or the employees of any of them, shall not be deemed to be servants, employees, or agents of Owner.
      29.3         Title to Plans and Specifications.  Owner and Contractor agree that Owner shall have physical ownership of all design documents which are required to be delivered by Contractor hereunder, although Owner shall have an irrevocable, royalty-free license to use such design documents as necessary or desired in connection with future maintenance of the Project or to use the documents and materials in connection with modifications to and expansion of the Project.  Contractor shall be obligated to keep Owner advised and updated on the specific location of all Project documents together with all engineering data, information and design documents and Subcontractor information related to the Work.
           29.3.1     Delivery of Documents.  Provided Contractor has been paid in accordance with the requirements of the Contract and Owner is not in default of its obligations under the Contract, in the event of any termination of this Contract, Contractor agrees to deliver to Owner forthwith all original documents (including, but not limited to, reports and calculations) and also computer disks containing the Contract Documents, drawings and specifications prepared or in the process of being prepared by or on behalf of Contractor in readable form through the date of termination and hereby grants to Owner a license to use the copyright information to allow:

      29.3.1.1    Use of any drawings, specifications and other documents to complete the Work, including providing any drawings and specifications and other documents to others.
      29.3.1.2    Owner to amend or have amended any drawings, specifications or other Project documents as may be required by Owner.
      29.3.1.3    Use of any drawings, specifications and other documents in connection with the use or maintenance of or modification of the Project or the bidding of any work related thereto.
     29.4       Binding Effect; Successors and Assignees.
   29.4.1    Binding Effect.  This Contract shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assignees.
   29.4.2    Successors and Assigns.  Neither Party hereto shall assign or otherwise convey any of its rights, titles, or interests under this Contract without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld or delayed); provided, however, that without any such consent, either Party may assign its interest in this agreement by way of merger, consolidation or acquisition of substantially all of the assets of the assigning Party to a parent company or successor.  .  Upon each permitted assignment described in this Section by either Party hereto, the assignee of such Party shall expressly assume in writing all of the obligations of such Party hereunder.
   29.4.3    Acknowledgement of Assignment.  Upon the request of either Party, the other Party shall acknowledge in writing any permitted assignment described in Section 29.4.2 and the right of any permitted assignee to enforce this Contract against such other Party.
   29.4.4    Continuance of Contractual Obligations.  Unless otherwise agreed by the Parties hereto in a separate writing, no permitted assignment described in Section 29.4.2 shall relieve the assigning Party from any of its obligations under this Contract.  However, the assignee may be required by the assigning Party to agree to indemnify and hold harmless the assigning Party from some or all of its obligations under this Contract.
     29.5      Auditing Rights for Non-Fixed-Price Work.
   29.5.1    Review Evidence and Interview Employees.  For any and all non-fixed price Work, Contractor and its Subcontractors shall permit Owner’s auditors or their agents to: (a) Review all evidence deemed necessary by auditors or their agents to substantiate charges for direct and indirect costs, including overhead allocations as may apply to associated costs.  Auditors or their agents shall have the right to examine records to the extent necessary to determine proper charges for non-fixed price work are not also charged to the firm fixed price.  This information shall be provided by Contractor to auditors or their agents upon request in both hard copy via U.S. mail, and transmission in electronic formats.  Contractor shall ensure that these same audit rights are provided in all contracts between Contractor and its Subcontractors; and (b) Interview any current or former employees of Contractor or appropriate Subcontractor during the audit relative to amounts charged by Contractor.
   29.5.2    Workspace.  Contractor and all Subcontractors will provide Owner auditors or their agents adequate and appropriate workspace, with access to photocopy machines.
   29.5.3    Reimbursement of Overcharges.  If the audit detects overcharges that equal or exceed 1% of total billings for non-fixed price work, Contractor shall reimburse Owner for the cost of the audit.
   29.5.4    Deadline for Repayment.  Contractor will repay any overcharges discovered during the audit within thirty (30) Days after the completion of the audit.
   29.5.5    Maintenance of Records.  Contractor and all Subcontractors will be subject to audit during the course of the Work in question and for a period of three (3) years after Unit 2 Substantial Completion.  Contractor and all Subcontractors agree to maintain all records related to the Project for a period of three (3) years after Unit 2 Substantial Completion.

   29.6      Notices.  Any Notices, demands or requests required to be given under this Contract after it has been awarded as a contract shall be in writing and delivered personally or sent by facsimile, by nationally recognized express-type courier service requiring delivery receipts, or postage prepaid by U. S. Mail, return receipt requested, as follows:
To Owner:       Kansas City Power & Light Company
             1201 Walnut, 11th Floor
             Kansas City, MO 64141-9679
             Attn.:   Brent Davis
             FAX:   (816)-654-1623
                                        and
                                        To Contractor:          ALSTOM Power Inc.
                                                                            2000 Day Hill Road
                                                                            Windsor, CT 06095
                                                                            Attn.:  Gary Lexa

                                                                            cc: ALSTOM Power Inc.
                                                                            2000 Day Hill Road
                                                                            Windsor, CT 06095
                                                                            Attn.:  General Counsel
Changes of address or addresses for Notice shall be in compliance with this Subarticle 29.6.  Notices properly addressed and stamped shall be deemed received by the addressee on the Day of actual receipt.  Express-type courier service and facsimile Notices shall be deemed to have been received at the end of the first Business Day following the actual date of delivery by such courier or of transmission.
     29.7   Not for Benefit of Third Parties.  Except as provided herein, this Contract and each and every provision hereof and thereof is for the exclusive benefit of the Parties hereto and not for the benefit of any third party.
     29.8   Governing Law and Venue.  This Contract, and all amendments and modifications hereof, and all documents and instruments executed and delivered pursuant hereto or in connection herewith, shall be governed by and construed and enforced in accordance with the internal laws of the State of Missouri, without regard to principles of conflict of laws.  Subject to Article 16, any judicial actions or proceedings brought against any Party with respect to this Contract may be brought in any state or federal court of competent jurisdiction in the State of Missouri and, by its execution and delivery of this Contract, each Party accepts, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.  Each Party irrevocably waives any objection that it now or hereafter may have to the bringing or prosecution of any such action or proceeding with respect to this Contract or the documents and instruments contemplated hereby in the State of Missouri.
     29.9       Headings; Usage of Certain Words.  The headings set forth in this Contract are for convenience only and shall not be considered as part of this Contract in any respect nor shall they in any way affect the substance of any provisions contained in this Contract.  The words “herein”, “hereof”, “hereunder” and words of similar import shall be construed to refer to the particular Article, Subarticle, Section, or paragraph of which it is a part unless the context requires otherwise.
     29.10  Rules of Construction.  Each Party has reviewed and discussed this Contract with counsel and agrees that this Contract shall not be construed by applying any rule of construction providing for interpretation against the drafting party.
     29.11     No Waiver.  No consent or waiver, expressed or implied, by a Party to the performance by the other Party or of any breach or default by the other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder.  The giving of consent by a Party in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance.  No waiver of any rights under this Contract shall be binding unless it is in writing and signed by the Party waiving such rights.

     29.12      Severability.  In the event that any provision of this Contract or the documents and instruments contemplated hereby is held by a tribunal of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, unless narrowed by construction, this Contract and the documents and instruments contemplated hereby shall be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable, or if such language cannot be drawn narrowly enough to satisfy such tribunal, the tribunal making any such determination shall have the power to modify in scope, duration or otherwise any such provision, but only to the extent necessary to make such provision or provisions enforceable by such tribunal, and such provision then shall be applicable in such modified form.  No narrowed construction, tribunal-modification, or invalidation of any provision of this Contract and the documents and instruments contemplated hereby shall affect the construction, validity, or enforceability of such provision or of this Contract and the documents and instruments contemplated hereby in any jurisdiction other than that upon which the decision of the tribunal of competent jurisdiction shall govern.
     29.13      Hazardous Substances.
   29.13.1  Removal, Transport and Disposal.  Owner shall remove, transport, and dispose of any Hazardous Substances discovered or released at the Site, other than hazardous materials (a) transported and released onto the Site or on off-site rights of way and easements by Contractor or any Subcontractor or (b) used as part of Contractor’s or any Subcontractor’s activities at the Site.
   29.13.2  Notice.  Contractor shall provide written Notice of the presence of Hazardous Substances to local fire, medical, and law enforcement agencies as required with a copy of such Notice to Owner.
   29.13.3  Material Safety Data Sheets Required.  As required under Federal Hazardous Communications Standards and certain state and local Laws, Contractor shall maintain Material Safety Data Sheets covering all Hazardous Substances furnished under, brought on Site under, or otherwise associated with the Work under this Contract and provide them prior to or at the time Hazardous Substances are delivered to or otherwise brought on the Site.  If Contractor does not bring any hazardous materials on Site, Contractor shall provide Owner with copies of a document certifying that no Material Safety Data Sheets are required under any Laws in effect at the Site.
   29.13.4  Labeling and Training.  Contractor shall provide labeling of Hazardous Substances and training of their employees in the safe usage of such materials as required under any applicable Laws.
     29.14     Environmental Compliance and Indemnification.
   29.14.1  Warranty.  Contractor warrants that it shall fully comply with all Laws applicable to its services provided to Owner under this Contract, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, and the Resource Conservation and Recovery Act, as the same may be amended from time to time.
   29.14.2   Environmental Indemnification.  Contractor shall indemnify and defend Owner from and against all Losses (including but not limited to damages for injury or loss of natural resources) arising out of and to the extent of: (a)  Contractor’s provision of services to Owner relating to Hazardous Substances, and (b)  The transporting, handling, storage, treatment, release, threatened release or disposal by Contractor, or any third party, of any equipment, substances or other materials brought onto the Site or used by Contractor during the course of providing such services.
   29.14.3  Owner shall fully indemnify, save harmless, and defend Contractor and each of Contractor’s directors, officers, subcontractors, agents, employees and successors and permitted assigns from and against all  Losses resulting from: (a) the presence of any Hazardous Substances on the Site prior to the commencement by Contractor of performance of the Work, of (b) the introduction of any Hazardous Substances (other than pursuant to the Contract) at, on or into the Site after the commencement of the Work other than due to actions or inactions of Contractor of any Subcontractor or of a person acting on behalf of, or under the direction or supervision of Contractor, and (c) Hazardous Substances which are byproducts of the normal operation of the Plant.

     29.15      Asbestos & Lead Paint.
   29.15.1  Discovery.  Owner’s existing facilities may contain Asbestos-containing materials and lead paint.  If Contractor or any of its Subcontractors is required to perform Work within or immediately adjacent to any of the existing structures or facilities, the possibility exists that Asbestos-containing material and lead paint may be encountered during the execution of the Work.  Should Contractor or any of its Subcontractors encounter or have reason to believe that Asbestos-containing material or lead paint is present while performing Work, Contractor must immediately notify Owner.  Contractor shall take the necessary precautions to prevent disturbing insulation or lead paint adjacent to the Work.  If the Work cannot be continued without disturbing or exposing such material, Contractor shall stop Work in the immediate vicinity of the affected area.
   29.15.2   Investigation and Determination.  If Contractor notifies Owner that it has reason to believe that it has encountered Asbestos or Asbestos containing material or lead paint, Owner will investigate the material and determine whether Asbestos or lead is present.  Owner shall thereupon notify Contractor of its determination.  If Asbestos or lead paint is not present, Contractor shall immediately resume any of its operations that have been stopped.
   29.15.3   Removal or Protection.  Removal or protection of the Asbestos material or lead paint will be done by, and at the expense of, Owner.

ARTICLE 30

PERFORMANCE LETTER OF CREDIT

     30.1        Performance Letter of Credit.  Within 30 days following the Effective Date, Contractor shall provide to Owner a Performance Letter of Credit (“Performance LOC”) substantially in the form of Exhibit U and in an amount equal to twenty percent (20%) of the Contract Price.  The  Performance LOC shall remain in full force and effect until Contractor has achieved Unit 2 Provisional Acceptance.
              IN WITNESS WHEREOF, the Parties have executed these Terms and Conditions as of the day and year first above written.

                THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

ALSTOM POWER INC. By: Its:	KANSAS CITY POWER & LIGHT COMPANY By: Its: